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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 8, 2002

To the Stockholders of NEWELL RUBBERMAID INC.:

        You are cordially invited to attend the annual meeting of stockholders of NEWELL RUBBERMAID INC. to be held on Wednesday, May 8, 2002, at 10:00 a.m., local time, at The Gleacher Center, 450 North Cityfront Plaza Drive (located off North Columbus Drive between Illinois Street and North Water Street), Chicago, Illinois.

        At the annual meeting, you will be asked to:

  •
  Elect three directors of the Company to serve for a term of three years; and

  •
  Transact other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

        Your Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

        Only stockholders of record at the close of business on March 14, 2002 may vote at the annual meeting or any adjournment or postponement thereof.

        Whether or not you plan to attend the annual meeting, please act promptly to vote your shares with respect to the proposal described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

                      By Order of the Board of Directors,

                      RICHARD H. WOLFF
                       Secretary

March 22, 2002

Newell Rubbermaid Inc.
29 East Stephenson Street
Freeport, Illinois 61032

PROXY STATEMENT FOR ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON MAY 8, 2002

        You are receiving this proxy statement and proxy card from us because you own shares of common stock in Newell Rubbermaid Inc. This proxy statement describes the proposal on which we would like you to vote. It also gives you information so that you can make an informed voting decision. We first mailed this proxy statement and the form of proxy to stockholders on or about March 26, 2002.

VOTING AT THE MEETING

Date, Time and Place of the Meeting

        We will hold the annual meeting at The Gleacher Center, 450 North Cityfront Plaza Drive (located off North Columbus Drive between Illinois Street and North Water Street), Chicago, Illinois, at 10:00 a.m., local time, on May 8, 2002.

Who May Vote

        Record holders of the Company's common stock at the close of business on March 14, 2002 are entitled to notice of and to vote at the meeting. On the record date, approximately 282,533,581 shares of common stock were issued and outstanding and held by approximately 24,589 holders of record.

Quorum for the Meeting

        A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether a quorum is present at the annual meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not have authority to vote the shares. In the event that a quorum is not present at the meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

        The three nominees for director who receive the greatest number of votes cast in person or by proxy at the annual meeting will be elected directors of the Company.

        You are entitled to one vote for each share you own on the record date on the proposal to be considered at the meeting. A broker or other nominee may have discretionary authority to vote certain shares of common stock if the beneficial owner or other person entitled to vote those shares has not provided instructions.

        Instructions to withhold authority to vote will have no effect on the election of directors because directors are elected by a plurality of votes cast. Shares represented by a proxy as to which there is a broker non-vote or a proxy in which authority to vote is withheld will have no effect on the vote for the election of directors.

How to Vote

        You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

  •
  Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of the proposal presented at the annual meeting.

  •
  Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.
  •
  Voting by Internet. You also may vote through the Internet by signing on to the website identified on the proxy card and following the procedures described in the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

        If you are a stockholder whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

How You May Revoke or Change Your Vote

        You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

  •
  Submitting a later-dated proxy by mail, over the telephone or through the Internet.
  •
  Sending a written notice, including by telegram or telecopy, to the Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the meeting to:

      Newell Rubbermaid Inc.
      6833 Stalter Drive, Suite 101
      Rockford, Illinois 61108
      Telecopy: 1-815-381-8160
      Attention: Secretary

  •
  Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the meeting. If your shares are held in "street name" by a broker, bank or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

        If you require assistance in changing or revoking your proxy, please contact the Company's proxy solicitor, Morrow & Co., Inc., at the following address or telephone number:

      Morrow & Co., Inc.
      445 Park Avenue, 5th Floor
      New York, New York 10022
      Phone Number: 1-800-566-9061

Costs of Solicitation

        The Company will pay the costs of soliciting proxies. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow & Co., Inc. a fee of $9,000 as compensation for its services and will reimburse it for its related out-of-pocket expenses.

        In addition to solicitation by mail, the directors, officers and employees of the Company may also solicit proxies from stockholders by telephone, telecopy, telegram, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

ELECTION OF DIRECTORS

        The Company's Board of Directors is currently comprised of 11 directors who are divided into three classes, with each class elected for a three-year term. The Board of Directors has nominated Alton F. Doody, William D. Marohn and Raymond G. Viault for election as directors at the annual meeting. If elected, Dr. Doody, Mr. Marohn and Mr. Viault will serve as Class III directors until the annual meeting of stockholders to be held in 2005 and until their successors have been duly elected and qualified. Dr. Doody and Mr. Marohn currently serve as directors of the Company. Mr. Viault will stand for election to the seat vacated by Daniel C. Ferguson, a director of the Company since 1965, who has decided not to stand for re-election at the annual meeting.

        Proxies will be voted, unless otherwise indicated, for the election of the three nominees for director. Proxies will be voted in a discretionary manner should any nominee be unable to serve. Each of the nominees has consented to serve as a director if elected at this year's annual meeting.

        The Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

        Information about the nominees and the continuing directors whose terms expire in future years is set forth below. The dates shown for service as a director of the Company include service as a director of the predecessor of the Company prior to July 1987.

Name and Background	Director Since
Nominees for Class III Directors—Term Expiring in 2005
Alton F. Doody, age 67, has been President and Chief Executive Officer of The Alton F. Doody Co. (a marketing consulting company) since 1984. Dr. Doody was co-founder of Management Horizons, Inc., now a division of PriceWaterhouseCoopers. For 12 years, Dr. Doody served as a Professor of Marketing and Business Strategy at The Ohio State University	1976

William D. Marohn, age 61, retired in December 1998 as Vice Chairman of the Board of Whirlpool Corporation (a manufacturer and marketer of major home appliances), a post he held since February 1997. From October 1992 through January 1997, Mr. Marohn served as the President and Chief Operating Officer of Whirlpool Corporation. From January through October 1992, he was President of Whirlpool Europe, B.V. From April 1989 through December 1991, Mr. Marohn served as Executive Vice President of Whirlpool's North American Operations and from 1987 through March 1989 he was President of Whirlpool's Kenmore Appliance Group. Prior to retirement, Mr. Marohn had been associated with Whirlpool since 1964	1999

Raymond G. Viault, age 57, has been Vice Chairman of General Mills, Inc. (a manufacturer and marketer of consumer food products) since 1996. From 1990 to 1996, Mr. Viault was President of Kraft Jacobs Suchard in Zurich, Switzerland. Mr. Viault was with Kraft General Foods for a total of 20 years, serving in a variety of major marketing and general management positions. Mr. Viault is also a director of General Mills, Inc.
Class I Directors Continuing in Office—Term Expiring in 2003

Joseph Galli, Jr., age 43, has been President and Chief Executive Officer of the Company since January 2001. Prior thereto, Mr. Galli was President and Chief Executive Officer of VerticalNet, Inc. (an internet business-to-business company) from June 2000 until January 2001. From June 1999 until June 2000, he was President and Chief Operating Officer of Amazon.com (an internet business-to-consumer company). From 1980 until June 1999, Mr. Galli held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), culminating as President of Black and Decker's Worldwide Power Tools and Accessories Group. Mr. Galli received a B.S. in Business Administration from the University of North Carolina and an M.B.A. from Loyola College, Baltimore, Maryland	2001
Robert L. Katz, age 76, has been President of Robert L. Katz & Associates (consultants in corporate strategy) for more than five years. For 16 years, Dr. Katz taught Business Policy and Organizational Behavior at the Stanford, Harvard and Dartmouth Graduate Schools of Business. He is also a director of HON Industries, Inc. (an office furniture manufacturing company)	1975

William P. Sovey, age 68, has been Chairman of the Board of the Company since January 2001 and previously held that position from January 1998 through October 2000. He was Vice Chairman and Chief Executive Officer of the Company from May 1992 through December 1997 and again from November 2000 to January 2001. Mr. Sovey was President and Chief Operating Officer of the Company from January 1986 through May 1992. He was President and Chief Operating Officer of AMF Inc. (an industrial and consumer leisure products company) from March 1982 through July 1985, and Executive Vice President from August 1979 through March 1982. He is also a director of Acme Metals Incorporated (a fully integrated producer of steel and steel products), TECO Energy Inc. (an electric utility holding company) and Actuant Corp. (an industrial consumer products company)	1986
Class II Directors Continuing in Office—Term Expiring in 2004

Scott S. Cowen, age 55, has been the President of Tulane University and Seymour S Goodman Memorial Professor of Business since July 1998. From 1984 through July 1998, Mr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management, Case Western Reserve University. Prior to his departure in 1998, Mr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Mr. Cowen is currently a director of American Greetings Corp. (a manufacturer of greeting cards and related merchandise), Forest City Enterprises (a real estate developer) and Jo-Ann Stores (an operator of retail fabric shops)	1999
Elizabeth Cuthbert Millett, age 45, has been the owner and operator of Plum Creek Ranch, located in Newcastle, Wyoming (a commercial cattle production company) for more than five years	1995

Cynthia A. Montgomery, age 49, has been a Professor of Business Administration at the Harvard University Graduate School of Business since 1989. Prior thereto, Dr. Montgomery was a Professor at the Kellogg School of Management at Northwestern University from 1985 to 1989. She is also a director of UNUM Provident Corporation (an insurance company) and 46 registered investment companies managed by Merrill Lynch & Co. or one of its subsidiaries	1995
Allan P. Newell, age 55, has been a private investor for more than five years	1982

Gordon R. Sullivan, age 64, General, U.S. Army (Ret.), has been President of the Association of the United States Army since February 1998. From 1995 through 1997, Mr. Sullivan served as President of Coleman Federal, a division of Coleman Research Corporation (a systems engineering company and a subsidiary of Thermo Electron Corporation). From 1991 through 1995, Mr. Sullivan served as the 32nd Chief of Staff of the United States Army and as a member of the Joint Chiefs of Staff. Prior thereto, Mr. Sullivan served as Vice Chief of Staff and Deputy Chief of Staff for Operations and Plans of the United States Army	1999

Information Regarding Board of Directors and Committees

        The Company's Board of Directors held nine meetings during 2001. The Board of Directors has an Audit Committee, an Executive Compensation Committee and a Nominating/Governance Committee.

        Audit Committee.    The Audit Committee, whose chairman is Mr. Cowen and whose other current members are Dr. Katz, Dr. Doody and Mr. Sullivan, met three times during 2001. Each member of the Audit Committee is "independent," as that term is defined by the applicable listing standards of the New York Stock Exchange. The Audit Committee's duties are to:

  •
  review with management and the independent accountants the Company's accounting policies and practices and the adequacy of internal controls,

  •
  review the scope and results of the annual examination performed by the independent accountants,

  •
  make recommendations to the Board of Directors regarding the appointment of the independent accountants and approval of the services performed by the independent accountants and the related fees, and

  •
  perform such other duties as set forth in the Audit Committee Charter. See "Audit Committee Report."

        Executive Compensation Committee.    The Executive Compensation Committee, whose chairman is Daniel C. Ferguson and whose other current members are Dr. Katz, Mr. Marohn and Mr. Sovey, met four times during 2001. Subject to Board approval, this committee is responsible for establishing the Company's executive officer compensation policies and for administering these policies. See "Executive Compensation—Executive Compensation Committee Report on Executive Compensation."

        Nominating/Governance Committee.    The Nominating/Governance Committee, whose chairman is Dr. Montgomery and whose other current members are Mr. Marohn, Ms. Millett, Mr. Newell and Mr. Sovey, met two times during 2001. This committee is responsible for considering and reporting periodically to the Board of Directors on all matters relating to the selection, qualification and compensation of members of the Board of Directors and candidates nominated to the Board of Directors, as well as any other matters relating to the duties of the members of the Board of Directors. A stockholder who wishes to submit a candidate for consideration at the annual meeting of stockholders to be held in 2003 must notify the Secretary of the Company in writing no later than February 7, 2003. The stockholder's written notice must include appropriate biographical information about each proposed nominee and other information required in proxy solicitations. A candidate must be highly qualified, as well as willing and able to serve as a director.

        In addition, the Nominating/Governance Committee reviews Company policies related to public and social issues important to the Company and makes recommendations to the Board of Directors on specific issues designed to assure that the Company fulfills its missions and objectives.

Compensation of Directors

        Directors of the Company who are not also employees of the Company are paid an annual retainer of $40,000 (the Chairman of the Board is paid $300,000), plus a $2,000 fee for each Board meeting attended and a $1,000 fee for each committee meeting attended, unless such meetings are conducted telephonically, in which case the fee is $500 for each meeting. Committee chairmen receive an additional $1,000 fee for each committee meeting attended, whether in person or telephonically. Non-employee directors of the Company are eligible to receive options to purchase shares of common stock under the Newell Rubbermaid Inc. Amended 1993 Stock Option Plan (the "1993 Option Plan"). Under the 1993 Option Plan, each non-employee director receives an automatic grant of an option to purchase 10,000 shares of common stock at the time he or she is first elected or appointed as a director of the Company and again on the fifth anniversary of the initial grant. All options are granted at the market value of the common stock on the date of the grant and become exercisable in annual cumulative installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant.

        The Company has a consulting agreement with Dr. Katz which provides that the Company will pay Dr. Katz $5,000 per month for corporate strategy consulting services, plus reimbursement of travel expenses and other reasonable out-of-pocket costs incurred on the Company's behalf. Unless canceled prior to 90 days before its expiration, the consulting agreement renews automatically each year. Dr. Katz received a consulting fee of $60,000 in 2001.

Audit Committee Report

        The Audit Committee of the Board of Directors has furnished the following report to stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

        The Audit Committee, which is appointed annually by the Board of Directors, currently consists of four directors, all of whom are independent and meet the other qualification requirements under the applicable rules of the New York Stock Exchange. The Audit Committee acts under a written charter which was adopted by the Board of Directors on May 10, 2000. As described in its charter, the Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls, including recommending to the Board of Directors an accounting firm to serve as the Company's independent accountants. The Audit Committee is not responsible for the planning or conduct of the audits or the determination that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles.

        In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Company states that:

  •
  The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the fiscal year ended December 31, 2001.

  •
  The Audit Committee has discussed with Arthur Andersen LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented ("Communications with Audit Committees").

  •
  The Audit Committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as modified or supplemented, and has discussed with Arthur Andersen LLP the independent accountant's independence from the Company.

        Based upon the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

        This report is submitted on behalf of the members of the Audit Committee:

                      Scott S. Cowen (Chairman)
                      Robert L. Katz
                      Alton F. Doody
                      Gordon R. Sullivan

EXECUTIVE COMPENSATION

Summary

        The following table shows the compensation of the Company's current and former Chief Executive Officer and the five other most highly compensated officers during 2001 (the "Named Officers") for the fiscal years ended December 31, 2001, 2000 and 1999.

SUMMARY COMPENSATION TABLE

							Long Term Compensation
		Annual Compensation					Awards
Name and Principal Position as of December 31, 2001	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)
Joseph Galli, Jr., President and Chief Executive Officer(1)	2001	$981,447		$1,000,000	$450,000	(6)	1,000,000	$0
William P. Sovey, Chairman of the Board	2001 2000	$200,000 200,000	(5) (5)	$0 0	$0 0		0 50,000	$0 0
Robert S. Parker, Group President	2001 2000 1999	$455,000 400,000 360,000		$448,630 331,040 245,484	$0 0 0		28,800 48,400 24,431	$4,500 4,500 4,286	(7) (7) (7)
Jeffrey E. Cooley, Group President(2)	2001 2000	$381,250 303,781		$177,396 318,781	$0 0		25,000 21,300	$5,250 5,250	(7) (7)
David A. Klatt, Jr., Group President(3)	2001	$315,000		$328,368	$0		81,200	$0
William T. Alldredge, President—Corporate Development and Chief Financial Officer	2001 2000 1999	$444,167 382,875 377,125		$95,540 302,892 222,655	$0 0 0		28,100 35,900 24,086	$5,250 5,250 5,000	(7) (7) (7)
James J. Roberts, Group President(4)	2001	$337,500		$168,750	$0		96,000	$0

(1)
Appointed President and Chief Executive Officer effective January 7, 2001.

(2)
Appointed Group President—Calphalon/WearEver Group effective November 8, 2000.

(3)
Appointed Group President—Rubbermaid and Little Tikes/Graco Groups effective July 5, 2001.

(4)
Appointed Group President—Levolor/Hardware Group effective April 1, 2001.

(5)
The compensation reported represents the salary received by Mr. Sovey as acting Chief Executive Officer of the Company from November 1, 2000 to January 6, 2001. Mr. Sovey also received compensation of $275,000 in 2001 as Chairman of the Board of the Company. See "Proposal 1—Election of Directors—Compensation of Directors."

(6)
The compensation reported represents $450,000 in payment for one-half of the losses incurred from the sale of Mr. Galli's home.

(7)
The compensation reported represents Company matching contributions made to the Newell Co. Long-Term Savings and Investment Plan (the "Newell 401(k) Plan").

Option Grants in 2001

        The following table sets forth certain information as to options to purchase common stock granted to the Named Officers under the 1993 Option Plan in 2001, and the potential realizable value of each grant of options, assuming that the market price of the underlying common stock appreciates in value during the ten-year option term at annualized rates of 5% and 10%.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2001			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name			Exercise Price ($/Sh)(2)
				Expiration Date	5%($)	10%($)
Joseph Galli, Jr.	1,000,000	22.90%	$23.875	01/05/2011	$15,218,471	$38,374,819
William P. Sovey	0	0.00	0	0
Robert S. Parker	28,800	0.66	24.000	05/09/2011	434,457	1,101,221
Jeffrey E. Cooley	25,000	0.57	24.000	05/09/2011	377,133	955,921
David A. Klatt, Jr.	57,400 23,800	1.31 0.54	26.500 24.000	03/30/2011 05/09/2011	937,444 359,031	2,393,721 910,037
William T. Alldredge	28,100	0.64	24.000	05/09/2011	423,898	1,074,455
James J. Roberts	28,100 67,900	0.64 1.55	24.000 26.500	05/09/2011 03/30/2011	423,898 1,108,928	1,074,455 2,831,597

(1)
All options granted in 2001 become exercisable in annual cumulative installments of 20%, commencing one year from date of grant, with full vesting occurring on the fifth anniversary date of the date of grant. Vesting may be accelerated as a result of certain changes in control of the Company.

(2)
All options were granted at market value on the date of grant, based on the closing price of the common stock on the New York Stock Exchange as reported in The Wall Street Journal.

(3)
Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. These amounts assume annual compounding results in total appreciation of approximately 63% (5% per year) and approximately 159% (10% per year). Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the continued employment of the Named Officer. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises in 2001

        The table below sets forth certain information for fiscal year 2001 concerning the exercise of options to purchase shares of common stock granted under the Newell 1984 Amended and Restated Stock Option Plan (the "1984 Option Plan") and the 1993 Option Plan by each of the Named Officers and the value of unexercised options granted under the 1984 Option Plan and 1993 Option Plan held by each of the Named Officers as of December 31, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph Galli, Jr.	0	$0	0	1,000,000	$0	$3,715,000
William P. Sovey	46,110	539,025	99,880	48,720	363,000	311,100
Robert S. Parker	0	0	51,269	85,962	166,630	124,429
David A. Klatt, Jr.	0	0	0	81,200	0	148,008
William T. Alldredge	0	0	32,711	78,870	20,769	119,619
James J. Roberts	0	0	0	96,000	0	174,890

(1)
Represents the difference between the average of the high and low prices of the common stock on the New York Stock Exchange as reported in The Wall Street Journal on the date of exercise and the option exercise price multiplied by the number of shares acquired on exercise.

(2)
Represents the difference between $27.59 (the average of the high and low prices of the common stock on the New York Stock Exchange as reported in The Wall Street Journal on December 31, 2001) and the option exercise price multiplied by the number of shares of common stock covered by the options held.

Pension and Retirement Plans

        The Pension Plan Table set forth below shows total estimated annual benefits payable upon retirement (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below) to persons covered under the Non-Contributory Defined Benefit Pension Plan for Salaried and Clerical Employees (the "Pension Plan") and the Supplemental Retirement Plan established in 1982 (the "Supplemental Retirement Plan"), including the Named Officers, in specified compensation and years of credited service classifications, assuming employment until age 65 and that Social Security benefits remain at the current level.

PENSION PLAN TABLE

	Years of Service
Remuneration
	5	10	15	20	25 or more
$ 200,000	$12,100	$41,700	$71,400	$101,000	$130,700
300,000	26,900	71,400	115,800	160,300	204,800
400,000	41,700	101,000	160,300	219,600	279,000
500,000	56,600	130,700	204,800	279,000	353,000
600,000	71,400	160,300	249,200	338,200	427,100
700,000	86,200	190,000	293,800	397,600	501,300
800,000	101,000	212,400	338,200	456,800	575,400
900,000	115,800	249,300	382,700	516,200	649,600
1,000,000	130,700	279,000	427,100	575,400	723,700
1,100,000	145,500	308,500	471,600	634,800	797,800
1,200,000	160,300	338,200	516,200	694,000	872,000
1,300,000	175,200	367,900	560,600	753,400	946,100
1,400,000	190,000	397,600	605,100	812,600	1,020,100
1,500,000	204,800	427,100	649,600	872,000	1,094,300
1,600,000	219,600	456,800	694,000	931,200	1,168,400
1,700,000	234,400	486,500	738,500	990,600	1,242,700

        The Pension Plan covers full-time salaried and clerical employees of the Company and its subsidiaries who have completed one year of service. A participant is eligible for normal retirement benefits under the Pension Plan if his or her employment terminates at or after age 65. For service years prior to 1982, benefits accrued on a straight life annuity basis, using a formula that takes into account the five highest consecutive years of compensation in the ten years before 1982 and years of service, reduced by a portion of expected primary Social Security payments. For service years from and after 1982 and before 1989, benefits accumulated at the rate of 1.1% of compensation not in excess of $25,000 for each year plus 2.3% of compensation in excess of $25,000. For service years from and after 1989, benefits accumulate at the rate of 1.37% of compensation not in excess of $25,000 for each year plus 1.85% of compensation in excess of $25,000. No more than 30 years of service is taken into account in determining benefits. Under the Pension Plan, compensation includes regular or straight-time salary or wages (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Account Plan), the first $3,000 in bonuses and 100% of commissions. If a participant has completed 15 years of service, upon attainment of age 60, the Pension Plan also provides for an early retirement benefit equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

        In 1982, the Supplemental Retirement Plan was established, funded by cost recovery life insurance, which covers 241 current officers and key executives, including the Named Officers, and 12 former officers and key executives. The Supplemental Retirement Plan adds to retirement benefits under the Pension Plan so that at age 65, a covered employee receives a maximum aggregate pension equal to 67% of his or her average compensation for the five consecutive years in which it was highest (multiplied by a fraction, the numerator of which is the participant's credited service (not to exceed 25) and the denominator of which is 25). The benefit is reduced by primary Social Security. Compensation includes salary and bonus (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Accounts Plan). Both the Pension Plan and the Supplemental Retirement Plan provide a death benefit for surviving spouses and dependent children. The Supplemental Retirement Plan also provides for an early retirement benefit upon attainment of age 60 equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

        As of year end 2001, Mr. Galli had eight years and 11 months of credited service, Mr. Sovey had 26 years, Mr. Parker had 10 years, Mr. Cooley had three years, Mr. Klatt had nine months, Mr. Alldredge had 19 years and Mr. Roberts had nine months.

Employment Security and Other Agreements

        The Company has Employment Security Agreements with Mr. Galli, Mr. Parker, Mr. Cooley, Mr. Klatt, Mr. Alldredge, Mr. Roberts and certain other executive officers (collectively, the "Covered Officers"). The agreements provide for the continuation of salary, bonus and certain employee benefits for a severance period of 24 months (but not beyond age 65) following the termination of employment of the Covered Officer within 12 months (but prior to age 65) after certain changes in control of the Company. In the event of such termination of employment, the Covered Officer will continue to receive his base salary and bonus (based upon his average bonus for the three full fiscal years preceding the change in control) during the severance period. The Covered Officer also will receive all benefits accrued under the incentive and retirement plans of the Company to the date of termination of employment and will be given service credit for all purposes of these plans during the severance period. All options held by the Covered Officer with respect to common stock will become immediately exercisable upon the date of termination of employment and remain exercisable for a period of 90 days thereafter.

        During the severance period, the Covered Officer and his spouse will continue to be covered by all welfare plans of the Company, and the Company will continue to reimburse the Covered Officer for automobile expenses. However, the amount of any benefits or reimbursement the Covered Officer or his spouse receives will be reduced by the amounts received from another employer or from any other source. If the Covered Officer dies during the severance period, all amounts payable during the remainder of the severance period shall be paid to his surviving spouse, and his spouse will continue to be covered under all applicable welfare plans. No amounts are payable if the employment of the Covered Officer is terminated by the Company for good cause (as defined in the agreements) or if the Covered Officer voluntarily terminates his employment without good reason (as defined in the agreements).

Executive Compensation Committee Report on Executive Compensation

        The Executive Compensation Committee of the Board of Directors has furnished the following report on executive compensation to the stockholders of the Company.

        Compensation Procedures and Policies.    The Executive Compensation Committee determines and makes recommendations to the Board of Directors concerning the compensation of all of the executive officers of the Company, including the Named Officers. The full Board of Directors reviews and approves all decisions of the Executive Compensation Committee relating to compensation of the Company's executive officers.

        The Company's executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to the Company's success in meeting specified profit and growth and performance goals and to appreciation in the Company's stock price. The Company's compensation objectives include:

    •
    attracting and retaining the best possible executive talent,
    •
    motivating executive officers to achieve the Company's performance objectives,
    •
    rewarding individual performance and contributions, and
    •
    linking executive and stockholder interests through equity based plans.

        The Company's executive compensation consists of four key components:

    •
    base salary,
    •
    annual incentive compensation,

    •
    stock options, and
    •
    supplemental retirement benefits.

        Each component is intended to complement the others and, taken together, to achieve the Company's compensation objectives. The Executive Compensation Committee's policies with respect to these components, including the bases for the compensation awarded to the Company's Chief Executive Officers in 2001, are discussed below.

        Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. The Company's grants of stock options under its stock option plans qualify as performance-based compensation. The Executive Compensation Committee considered the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. The Company paid an immaterial amount of non-deductible executive compensation in 2001. The Executive Compensation Committee currently does not expect to change the Company's compensation policies and practices for 2002. Accordingly, the Company may pay non-deductible compensation in 2002.

        Base Salary.    In the early part of each fiscal year, the Executive Compensation Committee reviews the base salary of the Company's Chief Executive Officer and the recommendation of the Chief Executive Officer with regard to the base salaries of all other executive officers of the Company and approves, subject to final approval by the Board of Directors with any modifications it deems appropriate, annual base salaries for each of the executive officers, subject to final approval by the Board of Directors.

        Base salaries of the executive officers (other than the Chief Executive Officer) are set using ranges recommended annually by the Chief Executive Officer of the Company. The Executive Compensation Committee reviews national survey data available regarding salaries of those persons holding comparable positions at comparably sized consumer goods companies to establish base salary ranges. A majority of these consumer goods companies are not included in the Dow Jones Consumer, Non-Cyclical Industry Group Index in the common stock Price Performance Graph included in this Proxy Statement. In 2001, the base salary range was based upon the midpoint of the comparative compensation group, plus or minus twenty-five percent (25%). The Executive Compensation Committee establishes the base salary of each of the executive officers within the applicable base salary range based upon an evaluation of the individual performance of the executive officer, including satisfaction of the officer's annual objectives.

        The base salaries paid in 2001 to each of the executive officers were within the prescribed base salary ranges. Mr. Galli was paid an annual base salary of $1,000,000 in 2001 in connection with his appointment as President and Chief Executive Officer of the Company. Prior to Mr. Galli's appointment as President and Chief Executive Officer on January 7, 2001, Mr. Sovey served as Chief Executive Officer of the Company and received a salary of $200,000 for such services.

        Annual Incentive Compensation.    In 2001, the Company's executive officers (other than the Group Presidents) were eligible to participate in an incentive bonus plan which provided for the payment of cash bonuses based on the Company's return on investment (the "ROI Plan"). The Executive Compensation Committee selected participants in the ROI Plan and made awards if the Company's annual after-tax return on beginning of the year stockholder's equity exceeded 11%. The Executive Compensation Committee determined the amount of awards for executive officer participants by multiplying each executive officer's base salary by percentages established in the ROI Plan reflecting the actual return achieved. The annual after-tax return on beginning of the year stockholder's equity for 2001, excluding charges, was 12.6%. Mr. Galli received a bonus of $1,000,000 for 2001 in connection with his appointment as President and Chief Executive Officer of the Company. Mr. Sovey did not receive a bonus for 2001 given his short tenure as Chief Executive Officer.

        In 2001, the Group Presidents were eligible to participate in incentive bonus plans which provided for the payment of cash bonuses based on certain combinations of return on assets used in, sales and income growth by, and cash flow generated by, the divisions for which the Group Presidents were responsible (the "ROA Plans"). The Executive Compensation Committee selected participants in the ROA Plans and made awards if the above performance factors during the year in the divisions for which the Group Presidents were responsible exceeded base target levels. The Executive Compensation Committee determined the amount of awards by multiplying each Group President's base salary by percentages established in the ROA Plans reflecting the actual results achieved. The performance factors set forth in the ROA Plans in 2001 exceeded the goals established for payment of a bonus in the divisions for which each of the Group Presidents was responsible.

        The Company implemented a new cash bonus plan, effective January 1, 2002, with payments to Group Presidents and other corporate executives based on cash flow and either earnings per share or operating income.

        Stock Options.    The Company's executive officers are also eligible to participate in the 1993 Option Plan. Under this Plan, the Executive Compensation Committee recommends and the Board of Directors of the Company approves the grant of incentive stock options and nonqualified stock options to purchase common stock of the Company at prices not less than fair market value of the common stock at the date of grant. Options granted under the 1993 Option Plan (which represent only three percent of the total outstanding shares) become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period and have a maximum term of ten years. The Executive Compensation Committee has adopted guidelines that take into account outstanding options for determining, on a yearly basis, whether an executive officer of the Company should be awarded an option. Under these guidelines, the Executive Compensation Committee will consider recommending that the Board of Directors approve a grant of options to an executive officer that will be a multiple of base salary. The Executive Compensation Committee also has the discretion, in circumstances such as a promotion, to recommend that the Board of Directors approve a grant of options otherwise than in accordance with the guidelines. Mr. Galli received a grant of options to purchase 1,000,000 shares of common stock at an exercise price of $23.875 (the market value of the common stock on the date of grant) in connection with his appointment as President and Chief Executive Officer of the Company.

        This report is submitted on behalf of the Executive Compensation Committee:

                      Daniel C. Ferguson, Chairman
                      Robert L. Katz
                      William D. Marohn
                      William P. Sovey

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        The current members of the Executive Compensation Committee are Mr. Ferguson, Dr. Katz, Mr. Marohn and Mr. Sovey. Mr. Ferguson, Chairman of the Executive Compensation Committee, and Mr. Sovey are former officers of the Company.

CERTAIN BENEFICIAL OWNERS

        The only persons or groups which are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	22,192,580	7.8	%(1)
Barrow, Hanley, Mewhinney & Strauss One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, TX 75204-2429	16,682,100	5.9	%(2)
Vanguard Windsor Funds-Windsor II Fund 100 Vanguard Blvd. Malvern, PA 19355	14,429,200	5.1	%(3)

(1)
As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002 by Capital Research and Management Company. According to the filing, Capital Research and Management Company has sole dispositive power with respect to all 22,192,580 shares.

(2)
As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 8, 2002 by Barrow, Hanley, Mewhinney & Strauss. According to the filing, Barrow, Hanley, Mewhinney & Strauss has sole voting power over 1,347,700 over such shares, shared voting power over 15,334,400 of such shares and shared dispositive power over 16,682,100 of such shares.

(3)
As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002 by Vanguard Windsor Funds-Windsor II Fund. According to the filing, Vanguard Windsor Funds-Windsor II Fund has sole voting power over all 14,429,200 of such shares and shared dispositive power over all 14,429,200 of such shares.

        The following table sets forth information as to the beneficial ownership of shares of common stock of each director, each nominee for director, and each Named Officer and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

	Common Stock Beneficially Owned on March 5, 2002
Name of Beneficial Owner	Number of Shares		Percent of Class Outstanding
Scott S. Cowen	8,546	(1)	*
Alton F. Doody	69,250	(1)	*
Daniel C. Ferguson	3,089,332	(1)(2)	1.1%
Joseph Galli, Jr.	225,179	(1)(5)	*
Robert L. Katz	130,384	(1)	*
William D. Marohn	15,232	(1)	*
Elizabeth Cuthbert Millett	1,366,842	(1)(3)	*
Cynthia A. Montgomery	10,100	(1)	*
Allan P. Newell	2,035,946	(1)(4)	*
William P. Sovey	439,386	(1)(5)	*
Gordon R. Sullivan	9,238	(1)	*
Robert S. Parker	84,225	(1)(5)	*
Raymond G. Viault	0		*
Jeffrey E. Cooley	61,551	(1)(5)	*
David A. Klatt, Jr.	11,480	(1)	*
William T. Alldredge	256,201	(1)(5)(6)	*
James J. Roberts	14,850	(1)	*
All directors and executive officers as a group (20 persons)	7,900,294	(1)	2.8%

*
Represents less than 1% of the Company's outstanding common stock.

(1)
Includes shares issuable pursuant to stock options currently exercisable or exercisable within 60 days of March 5, 2002 as follows: Dr. Cowen, 6,000 shares; Dr. Doody, 10,000 shares; Mr. Ferguson 10,000 shares; Mr. Galli, 200,000 shares; Dr. Katz, 10,000 shares; Mr. Marohn, 6,000 shares; Ms. Millett, 10,000 shares; Dr. Montgomery, 10,000 shares; Mr. Newell, 10,000 shares; Mr. Sovey, 101,880 shares; Mr. Sullivan, 6,000 shares; Mr. Parker, 55,772 shares; Mr. Cooley, 21,073 shares; Mr. Klatt, 11,480 shares; Mr. Alldredge, 36,527 shares; Mr. Roberts, 13,850 shares; and all directors and executive officers as a group, 653,839 shares.

(2)
Includes 96,906 shares held in charitable trusts of which Mr. Ferguson is trustee, 694,384 shares held in a trust of which Mr. Ferguson is beneficiary, 2,062,525 shares held by a partnership of which Mr. Ferguson is managing partner, 200,000 shares held in an exchange fund and 25,517 shares held by direct ownership.

(3)
Includes 50,766 shares owned by her as custodian for her two children, 70,860 shares held in a trust of which Ms. Millett is trustee, 12,225 shares held by her husband in street name, 132,291 shares held by direct ownership and 1,090,700 shares over which Ms. Millett has voting power by proxy.

(4)
Includes 2,144 shares owned by his wife.

(5)
Includes shares held by the Newell 401(k) Plan over which each of the following persons has voting and investment power: Mr. Galli, 179 shares; Mr. Sovey, 7,752 shares; Mr. Parker, 4,800 shares; Mr. Cooley, 30,632 shares; and Mr. Alldredge 1,590 shares.

(6)
Includes 50,764 shares owned by his wife.

COMMON STOCK PRICE PERFORMANCE GRAPH

        The following common stock price performance graph compares the yearly change in the Company's cumulative total stockholder returns on its common stock during the years 1997 through 2001, with the cumulative total return of the Standard & Poor's 500 Index and the Dow Jones Consumer, Non-Cyclical Industry Group Index, assuming the investment of $100 on December 31, 1996 and the reinvestment of dividends (rounded to the nearest dollar).

	December 31,
	1996	1997	1998	1999	2000	2001
Newell Rubbermaid	$100	$137	$135	$98	$79	$99
DJ Consumer, Non Cyclical	100	132	155	156	139	144
S&P 500 Index	100	133	171	207	188	166

        We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

INDEPENDENT PUBLIC ACCOUNTANTS

        Arthur Andersen LLP acted as independent accountants to audit the Company's consolidated financial statements for the year 2001. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting to answer appropriate questions and, if they so desire, to make a statement. In light of circumstances relating to Arthur Andersen LLP, the Company has not yet appointed its independent accountants for the year 2002 and expects to make that appointment later in the year.

Audit Fees

        The aggregate fees billed or expected to be billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $2.0 million.

Financial Information Systems Design and Implementation Fees

        For the fiscal year ended December 31, 2001, Arthur Andersen LLP rendered no information technology services to the Company relating to financial information systems design and implementation, and no fees were billed by Arthur Andersen LLP to the Company for any such services.

All Other Fees

        The aggregate fees billed by Arthur Andersen LLP for services rendered to the Company, other than the services described above under "Audit Fees," for the fiscal year ended December 31, 2001, were $8.4 million. These fees consisted of $1.9 million for other audit-related services (primarily statutory audits of the Company's international operations, audits of employee benefit plans and miscellaneous financial assistance), $3.3 million for performing due diligence on acquisitions and divestitures, and $3.2 million for tax-related services.

        The Audit Committee of the Company's Board of Directors has considered whether the provision of non-audit services by Arthur Andersen LLP for the fiscal year ended December 31, 2001 is compatible with maintaining the principal accountant's independence.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

        Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2001, except that Mr. Galli filed a late Form 3 and that Dr. Cowen filed a late Form 4 with respect to one stock option exercise.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the Company's 2003 annual meeting must be in writing and be received by the Company no later than November 26, 2002.

        Other proposals that are not included in the proxy materials will be considered timely and may be eligible for presentation at the Company's 2003 meeting if they are received by the Company in the form of a written notice no later than February 10, 2003.

ANNUAL REPORT

        A copy of the Company's 2001 Report to Shareholders has been mailed to you with this proxy statement. The Company's audited financial statements, together with other related information, are included in Exhibit A to this proxy statement.

        A copy of the Company's 2001 annual report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Secretary of the Company at 6833 Stalter Drive, Suite 102, Rockford, Illinois 61108. A copy of the Company's Form 10-K and other periodic filings also may be obtained from the Securities and Exchange Commission's EDGAR database at www.sec.gov.

OTHER BUSINESS

        The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if a stockholder properly brings any other matters for action, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

RICHARD H. WOLFF Secretary
March 22, 2002

Exhibit A

NEWELL RUBBERMAID INC.

Financial Statements and Related Information

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the Consolidated Financial Statements and footnotes thereto.

Results of Operations

        The following table sets forth for the periods indicated items from the Consolidated Statements of Income as a percentage of net sales:

	Year Ended December 31,
	2001	2000	1999
Net sales	100.0%	100.0%	100.0%
Cost of products sold	73.0	73.7	74.1

Gross Income	27.0	26.3	25.9
Selling, general and administrative expenses	16.9	13.0	16.5
Restructuring costs	1.0	0.6	3.6
Goodwill amortization	0.8	0.7	0.7

Operating Income	8.3	12.0	5.1
Nonoperating expenses:
Interest expense	2.0	1.9	1.5
Other, net	0.3	0.2	0.2

Net Nonoperating Expenses	2.3	2.1	1.7
Income before income taxes	6.0	9.9	3.4
Income taxes	2.2	3.8	2.0

Net Income	3.8%	6.1%	1.4%

2001 versus 2000

        Net sales for 2001 were $6,909.3 million, representing a decrease of $25.4 million, or 0.4%, from $6,934.7 million in 2000. The sales decline was primarily due to shelf space losses at key customers and a significant downturn in the US economy partially offset by $498.5 million of sales contributions from Paper

Mate/Parker (acquired December 2000). Net sales for each of the Company's segments (and the primary reasons for the year-to-year changes) were as follows:

	Year Ended December 31,
	2001	2000	% of Change
	(In millions)
Rubbermaid (1)	$1,819.3	$1,946.5	(6.5)%
Parker/Eldon (2)	1,673.5	1,288.0	29.9
Levolor/Hardware (1)	1,382.6	1,455.0	(5.0)
Calphalon/WearEver (1)	1,161.7	1,246.9	(6.8)
Little Tikes/Graco (1)	872.2	998.3	(12.6)

	$6,909.3	$6,934.7	(0.4)%

Primary reasons for changes:

(1)
Internal sales decline primarily due to shelf space losses at key customers and a significant downturn in the US economy.*
(2)
$498.5 million of sales contribution from the Paper Mate/Parker acquisition[nc_cad,217] (December 2000) offset by internal sales decline of 8.8% primarily due to softness in the commercial channel and a significant downturn in the US economy.

* Internal sales growth/decline is defined by the Company as growth/decline from its core businesses, which include continuing businesses owned more than one year and minor acquisitions.

† Acquisitions and divestitures are described in Footnote 2 to the Consolidated Financial Statements.

        Gross income as a percentage of net sales in 2001 was 27.0%, or $1,862.7 million, versus 26.3%, or $1,826.0 million, in 2000. Excluding restructuring related and other charges relating to integration costs of recent acquisitions of $7.4 million ($4.7 million after taxes) and $7.9 million ($4.9 million after taxes) in 2001 and 2000, respectively, gross income as a percent of net sales was 27.1%, or $1,870.1 million in 2001 versus 26.4%, or $1,833.9 million in 2000. This improvement in gross income is primarily due to the implementation of a productivity initiative throughout the Company and contributions from the Paper Mate/Parker acquisition. The Company's productivity objective is to reduce the cost of manufacturing a product by at least five percent per year on an ongoing basis in order to become the low-cost supplier to our customers. To achieve productivity improvements, the Company will focus on reducing purchasing costs, materials handling costs, manufacturing inefficiencies, and excess overhead costs to reduce the overall cost of manufacturing products. The Company's productivity in 2001 was affected primarily by the increased costs associated with slowed manufacturing in an effort to reduce inventory levels (net inventories decreased $148.8 million during 2001) offset by improved raw material costs.

        Selling, general and administrative expenses ("SG&A") in 2001 were 16.9% of net sales, or $1,168.2 million, versus 13.0%, or $899.4 million, in 2000. Excluding charges relating to integration costs of recent acquisitions of $12.0 million ($7.7 million after taxes) and $8.8 million ($5.4 million after taxes) in 2001 and 2000, respectively, SG&A as a percent of net sales was 16.7% or $1,156.2 million in 2001 compared to 12.8% or $890.6 million in 2000. The increase in SG&A is a result of the Paper Mate/Parker acquisition and planned investments in marketing initiatives, including the Company's Key Account and Phoenix Programs, supporting the Company's brand portfolio and key account strategy.

        In 2001, the Company introduced the Key Account Program, establishing sales organizations specifically for Wal*Mart, The Home Depot and Lowe's. As part of this program, the Company established President-level positions to more effectively manage the relationships with these accounts. The program allows the Company to present these customers with "one face" to enhance the Company's response time and understanding of the customer's needs, to support the best possible relationship.

        In 2001, the Company also introduced its Phoenix Program. This initiative is an action-oriented field sales force consisting of approximately 500 recent university graduates. The team works in the field, primarily within our Key Account structure, performing product demonstrations, merchandising product, interacting with the end-user, and maintaining an ongoing relationship with store personnel. This initiative allows the Company to enhance product placement and minimize stock outages and, together with the Key Account Program, to maximize shelf space potential. This program, implemented July 2001, gained traction throughout the year. Impact from this initiative is expected to translate to the Consolidated Financial Statements through the impact of shelf space gains going forward.

        During 2001, the Company recorded pre-tax restructuring charges associated with the Company's strategic restructuring plan. The restructuring plan is intended to streamline the Company's supply chain to ensure its position as the low cost global provider throughout the Company's product portfolio. The plan consists of reducing worldwide headcount over the three years beginning in 2001, and includes consolidating duplicate manufacturing facilities. As part of this plan, the Company incurred employee severance and termination benefit costs for approximately 1,700 employees. Additionally, the Company incurred facility exit costs related primarily to the closure of 14 facilities (four at Rubbermaid, one at Parker/Eldon, six at Levolor/Hardware and three at Calphalon/WearEver). See Footnote 3 to the Consolidated Financial Statements for a review of the charges.

        During 2000, the Company recorded pre-tax restructuring charges related primarily to the continued Rubbermaid integration and plant closures in the Home Decor segment. The Company incurred employee severance and termination benefit costs related to approximately 700 employees terminated in 2000. Such costs included severance and government mandated settlements for facility closures at Rubbermaid Europe, change in control payments made to former Rubbermaid executives, employee terminations at the domestic Rubbermaid divisions and severance at the Home Decor segment. The Company incurred merger transaction costs related primarily to legal settlements for Rubbermaid's 1998 sale of a former division and other merger related contingencies resolved in 2000. Additionally, the Company incurred facility and other exit costs related primarily to the closure of five European Rubbermaid facilities, three window furnishings facilities as well as the exit of various Rubbermaid product lines. See Footnote 3 to the Consolidated Financial Statements for a review of the charges.

        For the year ended December 31, 2001, goodwill amortization and other as a percentage of net sales were 0.8%, or $57.0 million, versus 0.7%, or $51.9 million, for the year ended December 31, 2000. The increase in goodwill amortization is a result of additional goodwill associated with the Paper Mate/Parker acquisition in December 2000.

        Operating income in 2001 was 8.3% of net sales, or $570.9 million, versus 12.0% of net sales, or $831.7 million, in 2000. Excluding restructuring and other charges of $86.1 million ($54.8 million after taxes) in 2001 and $59.7 million ($36.7 million after taxes) in 2000, operating income was $657.0, or 9.5%, of net sales in 2001 versus $891.4 million, or 12.9%, of net sales in 2000. The decrease in operating margins was primarily due to planned investment in marketing initiatives supporting the Company's brand portfolio and key account strategy.

        Net nonoperating expenses in 2001 were 2.3% of net sales, or $155.0 million, versus 2.1%, or $146.2, million in 2000. The increased expenses in 2001 are a result of the Company's increased average level of debt, partially offset by lower interest rates.

        The effective tax rate was 36.4% for the year ended December 31, 2001 versus 38.5% in the prior year. See Footnote 12 to the Consolidated Financial Statements for an explanation of the effective tax rate.

        Net income for 2001 was $264.6 million compared to net income of $421.6 million in 2000. Basic and diluted earnings per share in 2001 decreased to $0.99 versus $1.57 in 2000. Excluding 2001 pre-tax charges of $86.1 million ($54.8 million after taxes) as discussed above, net income in 2001 was $319.4 million. Excluding 2000 pre-tax charges of $59.7 million ($36.7 million after taxes), net income in 2000 was

$458.3 million. Diluted earnings per share, calculated on the same basis, decreased 29.8% to $1.20 versus $1.71 in 2000. The decrease in net income and earnings per share for 2001 was primarily due to internal sales declines and planned investment in the Company's marketing initiatives.

2000 versus 1999

        Net sales for 2000 were $6,934.7 million, representing an increase of $222.9 million, or 3.3%, from $6,711.8 million in 1999. Net sales for each of the Company's segments (and the primary reasons for the year-to-year changes) were as follows:

	Year Ended December 31,
	2000	1999	% of Change
	(In millions)
Rubbermaid	$1,946.5	$2,004.3	(2.9)%
Parker/Eldon (1)	1,288.0	1,218.0	5.7
Levolor/Hardware	1,455.0	1,400.6	3.9
Calphalon/WearEver (2)	1,246.9	1,186.0	5.1
Little Tikes/Graco (3)	998.3	902.9	10.6

	$6,934.7	$6,711.8	3.3%

Primary reasons for changes:

(1)
Internal sales growth of 3.8% enhanced by $30.6 million of sales contribution from the acquisitions of Rotring and Reynolds.
(2)
Internal sales decline of 1.4% offset by $77.1 million of sales contribution from the acquisitions of Ceanothe, Mersch, Brio and Panex.
(3)
Internal sales growth due to shelf space gains at key retailers.

        Gross income as a percent of net sales in 2000 was 26.3%, or $1,826.0 million, versus 25.9%, or $1,736.4, million in 1999. Excluding costs associated with the Rubbermaid merger and certain realignment and other charges of $7.9 million and $111.0 million in 2000 and 1999, respectively, gross income as a percent of net sales was 26.4%, or $1,833.9 million, in 2000 versus 27.5%, or $1,847.4 million, in 1999. This decrease in gross margins in 2000 was primarily attributable to lower sales volume and higher material costs.

        SG&A in 2000 was 13.0% of net sales, or $899.4 million versus 16.5%, or $1,104.5 million, in 1999. Excluding costs associated with the Rubbermaid merger and certain realignment and other charges of $8.8 million and $178.8 million in 2000 and 1999, respectively, SG&A as a percent of net sales was 12.8%, or $890.6 million, in 2000 versus 13.8%, or $925.7 million, in 1999. The decrease in SG&A expenses is primarily the result of integration cost savings at Rubbermaid Home Products, Rubbermaid Europe and Little Tikes and tight spending control throughout the rest of the Company's core businesses.

        During 2000, the Company recorded pre-tax restructuring charges related primarily to the continued Rubbermaid integration and plant closures in the Home Decor segment. The Company incurred employee severance and termination benefit costs related to approximately 700 employees terminated in 2000. Such costs included severance and government mandated settlements for facility closures at Rubbermaid Europe, change in control payments made to former Rubbermaid executives, employee terminations at the domestic Rubbermaid divisions and severance at the Home Decor segment. The Company incurred merger transaction costs related primarily to legal settlements for Rubbermaid's 1998 sale of a former division and other merger related contingencies resolved in 2000. Additionally, the Company incurred facility and other exit costs related primarily to the closure of five European Rubbermaid facilities, three window furnishings facilities as well as the exit of various Rubbermaid product lines. See Footnote 3 to the Consolidated Financial Statements for a review of the charges.

        During 1999, the Company recorded pre-tax restructuring charges related primarily to the integration of the Rubbermaid business into Newell. Merger transaction costs related primarily to investment banking, legal and accounting costs for the Newell/Rubbermaid merger. Employee severance and termination benefits related to approximately 750 employees terminated in 1999. Such costs included change in control payments made to former Rubbermaid executives and severance and termination costs at Rubbermaid's former headquarters, Rubbermaid Home Products division, Little Tikes division, Rubbermaid Commercial Products division and Newell divisions. Facility and other exit costs representing impaired Rubbermaid centralized computer software (abandoned as a result of converting Rubbermaid onto existing Newell centralized computer software) and costs related to discontinued product lines, the closure of seven Rubbermaid facilities, write-off of assets associated with abandoned projects and impaired assets and other exit costs. See Footnote 3 to the Consolidated Financial Statements for a review of the charges.

        Goodwill amortization as a percentage of net sales was 0.7% in 2000 and 1999.

        Operating income in 2000 was 12.0% of net sales, or $831.7 million, versus 5.1% of net sales, or $343.6 million, in 1999. Excluding restructuring and other charges of $59.7 million in 2000 and $531.4 million in 1999, operating income was $891.4, or 12.9%, of net sales in 2000 versus $875.0 million, or 13.0%, of net sales in 1999.

        Net nonoperating expenses in 2000 were 2.1% of net sales, or $146.2 million, versus 1.7%, or $112.7 million, in 1999. The increased expenses in 2000 are a result of the Company's increased level of debt and higher interest rates.

        For 2000 and 1999, the effective tax rates were 38.5% and 58.7%, respectively. The higher rate in 1999 was primarily due to nondeductible transaction costs associated with the Rubbermaid merger. See Footnote 12 to the Consolidated Financial Statements for an explanation of the effective tax rate.

        Net income for 2000 was $421.6 million, representing an increase of $326.2 million from 1999. Basic and diluted earnings per share in 2000 increased to $1.57 versus $0.34 in 1999. Excluding 2000 pre-tax charges of $59.7 million ($36.7 million after taxes) as discussed above, net income in 2000 was $458.3 million. Excluding 1999 pre-tax charges of $531.4 million ($369.6 million after taxes), net income in 1999 was $465.0 million. Diluted earnings per share, calculated on the same basis, increased 3.6% to $1.71 in 2000 versus $1.65 in 1999. The decrease in net income for 2000 was primarily due to increased raw material costs and lower sales volume, offset partially by Rubbermaid integration cost savings, tight spending control at other core businesses and internal growth. Diluted earnings per share increased in 2000 versus 1999 as a result of the lower share base due to the stock repurchase program.

Liquidity and Capital Resources

Sources

        The Company's primary sources of liquidity and capital resources include cash provided from operations and use of available borrowing facilities.

        Cash provided by operating activities in 2001 was $865.4 million, compared to $623.5 and $554.0 million for 2000 and 1999, respectively. The increase in operating cash flows is primarily due to improved working capital management, principally in the areas of inventory and accounts payable. In 2001, the Company announced an increased focus on working capital which resulted in reduced inventory of $148.8 million and increased accounts payable of $158.9 million. As a result, the Company generated free cash flow (defined by the Company as cash provided by operating activities less capital expenditures and dividends) of $391.6 million compared to $81.8 million and $128.1 million in 2000 and 1999, respectively.

        The Company has short-term foreign and domestic uncommitted lines of credit with various banks which are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to the discretion of the lender. The Company's lines of credit do not have a material impact on the Company's liquidity. Borrowings under the Company's lines of credit at December 31, 2001 totaled $19.1 million.

        The Company has a revolving credit agreement of $1,300.0 million that will terminate in August 2002. The Company intends to extend the revolving credit agreement beyond 2002. During 2000, the Company entered into a 364-day revolving credit agreement in the amount of $700.0 million which expired in October 2001. As of December 31, 2001, there were no borrowings under the remaining $1,300.0 million revolving credit agreement.

        In lieu of borrowings under the Company's revolving credit agreement, the Company may issue up to $1,300.0 million of commercial paper. The Company's revolving credit agreement provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Company's revolving credit agreement. At December 31, 2001, $707.5 million (principal amount) of commercial paper was outstanding. Because the backup revolving credit agreement expires in August 2002, the entire $707.5 million is classified as current portion of long-term debt. The Company plans to extend maturities by replacing a portion of current debt with longer-term debt facilities. By extending maturities, the Company can reduce its reliance on the current commercial paper program.

        The revolving credit agreement permits the Company to borrow funds on a variety of interest rate terms. The agreement requires, among other things, that the Company maintain a certain Total Indebtedness to Total Capital Ratio and limits Subsidiary Indebtedness, as defined in the agreement. As of December 31, 2001, the Company was in compliance with this agreement.

        The Company had outstanding at December 31, 2001 a total of $1,012.5 million (principal amount) of medium-term notes. The maturities on these notes range from 3 to 30 years at an average interest rate of 6.34%. Of the outstanding amount of medium-term notes, $100.0 million is classified as the current portion of long-term debt and the remaining $912.5 million is classified as long-term debt. A $779.5 million universal shelf registration statement became effective in July 1999. As of December 31, 2001, $449.5 million of Company debt and equity securities may be issued under the shelf.

        On September 18, 2001, the Company entered into an agreement with a financial institution creating a financing entity which is consolidated in the Company's financial statements. Under the agreement, the Company regularly enters into transactions with the financing entity to sell an undivided interest in the Company's receivables. In the quarter ended September 30, 2001, the financing entity issued $450.0 million in preferred debt securities to a financial institution. Those preferred debt securities must be retired or redeemed before the Company can have access to the financing entity's receivables. The receivables and the corresponding $450.0 million preferred debt issued by the subsidiary to the financial institution are recorded on the consolidated accounts of the Company. The proceeds of this debt were used to pay down commercial paper. Because this debt matures in 2008, the entire amount is considered to be long-term debt. The provisions of the debt agreement allow the entire outstanding debt to be called upon certain events including the Company's long-term senior unsecured debt rating falling below Baa2 (Moody's) or BBB (Standard & Poor's) and certain levels of accounts receivable write-offs. As of December 31, 2001, the Company was in compliance with the agreement.

Uses

        The Company's primary uses of liquidity and capital resources include acquisitions, dividend payments and capital expenditures.

        In 2001, cash used for 2001 acquisitions and deferred payments on prior acquisitions was $107.5 million. The Company made several minor acquisitions in 2001 for cash purchase prices totaling $61.2 million. In 2000, cash used for 2000 acquisitions and deferred payments on prior acquisitions was $597.8 million. The Company acquired Mersch, Brio and Paper Mate/Parker and made other minor acquisitions in 2000 for cash purchase prices totaling $635.2 million. In 1999, cash used for 1999 acquisitions and deferred payments on prior acquisitions was $345.9 million. The Company acquired Ateliers, Reynolds, McKechnie, Ceanothe and made other minor acquisitions for cash purchase prices totaling $397.3 million in 1999.

        The following table summarizes the Company's contractual obligations as of December 31, 2001:

	Payments Due by Period (in millions)
Contractual Obligations	Less than 1 year	Total	1-3 years	4-5 years	After 5 years
Notes Payable to Banks	$19.1	$19.1	—	—	—
Long-term Debt	2,172.5	807.5	415.5	172.0	777.5
Operating Leases	180.3	56.6	68.9	30.7	24.1

Total Contractual Obligations	$2,379.1	$891.9	$484.1	$201.7	$801.4

        In 2001, the Company made payments on long-term debt, net of proceeds, of $354.7 million, compared to net additional borrowings of $836.8 million in 2000 and $194.7 million in 1999. The Company's ability to pay down additional debt was due primarily to increased focus on working capital management (primarily inventory and accounts payable) and current year cash earnings.

        Cash used for restructuring activities was $49.7 million, $32.9 million and $145.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. Such payments represent primarily employee termination benefits and facility closure and other exit costs related to the Company's strategic restructuring plan and recent acquisitions.

        Capital expenditures were $249.8 million, $316.6 million and $200.1 million in 2001, 2000 and 1999, respectively. Aggregate dividends paid during 2001, 2000 and 1999 were $224.0, $225.1 million and $225.8 million, respectively.

        On February 7, 2000, the Company announced a stock repurchase program of up to $500.0 million of the Company's outstanding common stock. During 2000, the Company repurchased 15.5 million shares of its common stock at an average price of $26 per share, for a total cash price of $403.0 million under the program. The repurchase program remained in effect until December 31, 2000 and was financed through the use of working capital and commercial paper.

        Retained earnings increased in 2001 and 2000 by $40.4 million and $196.3 million, respectively. The decrease in the earnings growth rate between 2001 and 2000 was primarily due to reduced net income from lower than expected sales volume and planned investment in marketing initiatives supporting the Company's brand portfolio and key account strategy.

        Working capital at December 31, 2001 was $316.8 million compared to $1,329.5 million at December 31, 2000 and $1,108.7 million at December 31, 1999. The decrease in working capital is primarily due to reclassifying $707.5 million in long-term debt in 2000 as current in 2001, as discussed above, and the Company's increased focus on working capital management.

        The current ratio at December 31, 2000 was 1.13:1 compared to 1.86:1 at December 31, 2000 and 1.68:1 at December 31, 1999.

        Total debt to total capitalization (total debt is net of cash and cash equivalents, and total capitalization includes total debt, company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust and stockholders' equity) was .43:1 at December 31, 2001, .46:1 at December 31, 2000 and .33:1 at December 31, 1999.

        The Company believes that cash provided from operations and borrowing facilities will continue to provide adequate support for the cash needs of existing businesses; however, certain events, such as significant acquisitions, could require additional external financing.

Critical Accounting Policies

        The Company's accounting policies are more fully described in Footnote 1 of the Footnotes to the Consolidated Financial Statements. As disclosed in Footnote 1, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying footnotes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the Consolidated Financial Statements.

        The most significant accounting estimates inherent in the preparation of the Company's financial statements include estimates as to the recovery of accounts receivable, inventory, goodwill and other long-lived assets as well as those used in the determination of liabilities related to litigation, product liability, customer discounts, taxation, restructuring, post-retirement and pension benefits and environmental matters. Various assumptions and other factors underlie the determination of these significant estimates. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions, product mix, and in some cases, actuarial techniques. The Company re-evaluates these significant factors as facts and circumstances dictate. Historically, actual results have not differed significantly from those determined using the estimates described above.

        Sales of merchandise and freight billed to customers, net of provisions for cash discounts, returns, customer discounts (such as volume or trade), co-op advertising and other sales discounts are recognized as revenue upon shipment to customers and when all substantial risks of ownership change.

Recent Accounting Pronouncements

        At the beginning of 2001, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Any changes in fair value of these instruments are recorded in the income statement or other comprehensive income. The impact of adopting FAS No. 133 on January 1, 2001 resulted in a cumulative after-tax gain of approximately $13.0 million, recorded in accumulated other comprehensive income. The cumulative effect of adopting FAS No. 133 did not materially impact the results of operations.

        In June 2001, the Financial Accounting Standards Boards ("FASB") issued FAS No. 141, "Business Combinations", and FAS No. 142, "Goodwill and Other Intangible Assets". FAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. Historically, all acquisitions by the Company have been accounted for as purchases, thus there was no effect on the Company's Consolidated Financial Statements upon adoption of this standard, in contrast, all mergers have been accounted for as poolings of interest. FAS No. 142 becomes effective in fiscal years beginning after December 15, 2001, with early adoption permitted. The Company plans to early adopt the provisions of FAS No. 142 beginning in the first quarter of fiscal 2002. In accordance with this standard, goodwill will no longer be amortized but will be subject to annual assessment for impairment by applying a fair-value-based test. All other intangible assets will continue to be amortized over their estimated useful lives. Goodwill amortization expense was $57.0 million for the twelve months ended December 31, 2001. The Company anticipates that the application of the nonamortization provisions will increase annual net income by approximately $41.0 million, or $0.15 per share. During 2001 and the first quarter 2002, the Company performed the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. Subject to final analysis, the Company expects to record a pre-tax goodwill impairment charge of $500.0 million to $550.0 million in the first quarter of 2002.

        In August 2001, the FASB issued FAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets." This statement established a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. The statement supersedes FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and amends the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30 related to the disposal of a segment of a business. The statement is effective for fiscal years beginning after December 15, 2001. The Company adopted FAS No. 144 on January 1, 2002, and the standard did not have a material impact on its financial position or results of operations.

        In August 2001, the Emerging Issues Task Force ("EITF") issued EITF No. 01-09 "Accounting for Consideration Given by Vendor to a Customer or a Reseller of Vendor's Product" which codified and reconciled the Task Force's consensuses in EITF 00-14 "Accounting for Certain Sales Incentives", EITF 00-22 "Accounting for Points and Certain Other Time Based Sales Incentives or Volume Based Sales Incentive Offers, and Offers of Free Products or Services to Be Delivered in the Future", and EITF 00-25 "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products". These EITF's prescribe guidance regarding the timing of recognition and income statement classification of costs incurred for certain sales incentive programs to resellers and end consumers. EITF No. 01-09 did not impact results of operations because the Company recognizes sales incentives upon recognition of revenue and classifies them as reductions of gross revenue and recognizes free goods as a cost of goods sold when shipped, both in accordance with the prescribed rules.

        In May 2000, the EITF issued EITF No. 00-10 "Accounting for Shipping and Handling Fees and Costs." EITF No. 00-10 requires that amounts billed to customers related to shipping and handling costs be classified as revenue and all expenses related to shipping and handling be classified as a cost of products sold. Historically, these revenues and costs had been netted together and deducted from gross sales to arrive at net sales. The net sales and cost of products sold have been restated for this change. The impact of this change increased net sales and cost of products sold by $286.1 million and $298.7 million for the years ended December 31, 2000 and December 31, 1999, respectively. There was no impact on gross income resulting from this change.

Legal and Environmental Matters

        The Company is subject to legal proceedings and claims, including various environmental matters, in the ordinary course of its business. Such legal proceedings are more fully described in Footnote 15 to the Company's Consolidated Financial Statements. Although management of the Company cannot predict the ultimate outcome of these legal proceedings with certainty, it believes that the ultimate resolution of the Company's legal proceedings, including any amounts it may have to pay in excess of amounts reserved, will not have a material effect on the Company's Consolidated Financial Statements.

International Operations

        The Company's non-U.S. business is growing at a faster pace than its business in the United States. This growth outside the U.S. has been fueled by recent international acquisitions, primarily in Europe. For the years ended December 31, 2001, December 31, 2000 and December 31, 1999, the Company's non-U.S. business accounted for approximately 27%, 25% and 23% of net sales, respectively (see Footnote 14 to the Consolidated Financial Statements). Growth of both U.S. and non-U.S. businesses is shown below:

Year Ended December 31,	2001	2000	% Change
	(In millions)
Net sales:
U.S.	$5,040.6	$5,191.5	(2.9)%
Non-U.S.	1,868.7	1,743.2	7.2

	$6,909.3	$6,934.7	(0.4)%

Year Ended December 31,	2000	1999	% Change
	(In millions)
Net sales:
U.S.	$5,191.5	$5,135.4	1.1%
Non-U.S.	1,743.2	1,576.4	10.6

	$6,934.7	$6,711.8	3.3%

Market Risk

        The Company's market risk is impacted by changes in interest rates, foreign currency exchange rates and certain commodity prices. Pursuant to the Company's policies, natural hedging techniques and derivative financial instruments may be utilized to reduce the impact of adverse changes in market prices. The Company does not hold or issue derivative instruments for trading purposes.

        The Company's primary market risk is interest rate exposure, primarily in the United States. The Company manages interest rate exposure through its conservative debt ratio target and its mix of fixed and floating rate debt. Interest rate exposure was reduced significantly in 1997 from the issuance of $500.0 million 5.25% Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust, the proceeds of which reduced commercial paper. Interest rate swaps may be used to adjust interest rate exposures when appropriate based on market conditions, and, for qualifying hedges, the interest differential of swaps is included in interest expense.

        The Company's foreign exchange risk management policy emphasizes hedging anticipated intercompany and third-party commercial transaction exposures of one-year duration or less. The Company focuses on natural hedging techniques of the following form:

  •
  offsetting or netting of like foreign currency cash flows,

  •
  structuring foreign subsidiary balance sheets with appropriate levels of debt to reduce subsidiary net investments and subsidiary cash flows subject to conversion risk,

  •
  converting excess foreign currency deposits into U.S. dollars or the relevant functional currency and

  •
  avoidance of risk by denominating contracts in the appropriate functional currency.

        In addition, the Company utilizes short-term forward contracts to hedge commercial and intercompany transactions. Gains and losses related to qualifying hedges of commercial and intercompany transactions are deferred and included in the basis of the underlying transactions. Derivative instruments are recorded on the Company's balance sheet at fair value, and any changes in fair value of these instruments are recorded in the income statement or other comprehensive income.

        Due to the diversity of its product lines, the Company does not have material sensitivity to any one commodity. The Company manages commodity price exposures primarily through the duration and terms of its vendor contracts.

        The amounts shown below represent the estimated potential economic loss that the Company could incur from adverse changes in either interest rates or foreign exchange rates using the value-at-risk estimation model. The value-at-risk model uses historical foreign exchange rates and interest rates to estimate the volatility and correlation of these rates in future periods. It estimates a loss in fair market value using statistical modeling techniques and including substantially all market risk exposures (specifically excluding equity-method investments). The fair value losses shown in the table below do not have an impact on current results of operations or financial condition, but are shown as an illustration of the impact of adverse changes in interest rates.

	Amount	Time Period	Confidence Level
	(In millions)
Interest rates	$14.5	1 day	95%
Foreign exchange	$0.5	1 day	95%

        The 95% confidence interval signifies the Company's degree of confidence that actual losses would not exceed the estimated losses shown above. The amounts shown here disregard the possibility that interest rates and foreign currency exchange rates could move in the Company's favor. The value-at-risk model assumes that all movements in these rates will be adverse. Actual experience has shown that gains and losses tend to offset each other over time, and it is highly unlikely that the Company could experience losses such as these over an extended period of time. These amounts should not be considered projections of future losses, since actual results may differ significantly depending upon activity in the global financial markets.

Euro Currency Conversion

        On January 1, 1999, the "Euro" became the common legal currency for 11 of the 15 member countries of the European Union. On that date, the participating countries fixed conversion rates between their existing sovereign currencies ("legacy currencies") and the Euro. On January 4, 1999, the Euro began trading on currency exchanges and became available for noncash transactions, if the parties elected to use it. On January 1, 2001, another country (Greece) also adopted the Euro, fixing the conversion rate against their legacy currency. The legacy currencies remained legal tender through December 31, 2001. On January 1, 2002, participating countries introduced Euro-denominated bills and coins, and effective July 1, 2002, legacy currencies will no longer be legal tender.

        After the dual currency phase, all businesses in participating countries must conduct all transactions in the Euro and must convert their financial records and reports to be Euro-based. The Company has substantially completed this conversion process and has deemed its information systems to be Euro compliant. As a result of the Euro conversion, the Company experienced no adverse impact to its business or financial condition on a consolidated basis.

Forward-Looking Statements

        Forward-looking statements in this report are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, information or assumptions about sales, income, earnings per share, return on equity, return on invested capital, capital expenditures, working capital, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, Euro conversion plans and related risks, impact of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, operating income improvements, synergies, management's plans, goals and objectives for future operations and growth or the assumptions relating to any of the forward-looking information. The Company cautions that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those matters set forth in this report and Exhibit 99 to the Company's annual report on Form 10-K for the fiscal year 2001.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Management's Responsibility for Financial Statements

        The management of Newell Rubbermaid Inc. is responsible for the accuracy and internal consistency of all information contained in this annual report, including the Consolidated Financial Statements. Management has followed those generally accepted accounting principles, which it believes to be most appropriate to the circumstances of the Company, and has made what it believes to be reasonable and prudent judgments and estimates where necessary.

        Newell Rubbermaid Inc. operates under a system of internal accounting controls designed to provide reasonable assurance that its financial records are accurate, that the assets of the Company are protected and that the financial statements fairly present the financial position and results of operations of the Company. The internal accounting control system is tested, monitored and revised as necessary.

        Four directors of the Company, not members of management, serve as the Audit Committee of the Board of Directors and are the principal means through which the Board oversees the performance of the financial reporting duties of management. The Audit Committee meets with management and the Company's independent auditors several times a year to review the results of the external audit of the Company and to discuss plans for future audits. At these meetings, the Audit Committee also meets privately with the independent auditors to assure its free access to them.

        The Company's independent auditors, Arthur Andersen LLP, audited the financial statements prepared by the management of Newell Rubbermaid Inc. Their opinion on these statements is presented below.

William T. Alldredge President—Corporate Development & Chief Financial Officer	J. Patrick Robinson Vice President—Controller & Chief Accounting Officer

Report of Independent Public Accountants

To the Stockholders of Newell Rubbermaid Inc.:

        We have audited the accompanying consolidated balance sheets of Newell Rubbermaid Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements and the schedule referred to below are the responsibility of Newell Rubbermaid Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newell Rubbermaid Inc. and subsidiaries as of December 31, 2001, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

        Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Part IV Item 14(a)(2) of this Form 10-K is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
January 25, 2002

Consolidated Statements of Income

	Year Ended December 31,
	2001	2000	1999
	(In thousands, except per share data)
Net sales	$6,909,319	$6,934,747	$6,711,768
Cost of products sold	5,046,587	5,108,703	4,975,369

Gross Income	1,862,732	1,826,044	1,736,399
Selling, general and administrative expenses	1,168,240	899,424	1,104,491
Restructuring costs	66,683	43,010	241,581
Goodwill amortization	56,957	51,930	46,722

Operating Income	570,852	831,680	343,605
Nonoperating expenses:
Interest expense	137,453	130,033	100,021
Other, net	17,534	16,160	12,645

Net Nonoperating Expenses	154,987	146,193	112,666

Income before income taxes	415,865	685,487	230,939
Income taxes	151,230	263,912	135,502

Net Income	$264,635	$421,575	$95,437

Weighted average shares outstanding:
Basic	266,657	268,437	281,806
Diluted	267,048	268,500	281,978
Earnings per share:
Basic	$0.99	$1.57	$0.34
Diluted	$0.99	$1.57	$0.34
Dividends per share	$0.84	$0.84	$0.80

See Footnotes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Operating Activities
Net income	$264,635	$421,575	$95,437
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	328,775	292,576	271,731
Noncash restructuring charges	36,906	18,452	100,924
Deferred income taxes	25,500	59,800	(9,600)
Income tax savings from employee stock plans	360	997	2,269
Other	16,823	1,947	52,448
Changes in current accounts excluding the effects of acquisitions:
Accounts receivable	(104,777)	36,301	(16,137)
Inventories	128,610	(100,495)	52,662
Other current assets	(6,814)	6,598	(41,793)
Accounts payable	149,341	(45,606)	14,617
Accrued liabilities and other	26,059	(68,658)	31,393

Net Cash Provided by Operating Activities	$865,418	$623,487	$553,951
Investing Activities
Acquisitions, net of cash acquired	$(107,479)	$(597,847)	$(345,934)
Expenditures for property, plant and equipment	(249,775)	(316,564)	(200,066)
Sale of business, net of taxes paid	15,428	—	—
Sales of marketable securities, net of taxes paid	7,775	—	14,328
Disposals of noncurrent assets and other	30,491	5,119	720

Net Cash Used in Investing Activities	$(303,560)	$(909,292)	$(530,952)
Financing Activities
Proceeds from issuance of debt	$464,241	$1,265,051	$803,298
Payments on notes payable and long-term debt	(818,979)	(428,211)	(608,573)
Common stock repurchases	—	(402,962)	—
Cash dividends	(223,998)	(225,083)	(225,774)
Proceeds from exercised stock options and other	2,863	1,263	27,411

Net Cash (Used in) Provided by Financing Activities	$(575,873)	$210,058	$(3,638)
Exchange rate effect on cash	(1,708)	(3,892)	(3,751)

(Decrease) Increase in Cash and Cash Equivalents	(15,723)	(79,639)	15,610
Cash and Cash Equivalents at Beginning of Year	22,525	102,164	86,554

Cash and Cash Equivalents at End of Year	$6,802	$22,525	$102,164

Supplemental cash flow disclosures—cash paid during the year for:
Income taxes, net of refunds	$69,840	$152,787	$194,351
Interest, net of amounts capitalized	118,333	145,455	98,536

See Footnotes to Consolidated Financial Statements.

Consolidated Balance Sheets

	December 31,
	2001	2000	1999
	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$6,802	$22,525	$102,164
Accounts receivable, net	1,298,177	1,183,363	1,178,423
Inventories, net	1,113,797	1,262,551	1,034,794
Deferred income taxes	238,468	231,875	250,587
Prepaid expenses and other	193,408	180,053	172,601

Total Current Assets	2,850,652	2,880,367	2,738,569
Marketable Equity Securities	—	9,215	10,799
Other Long-term Investments	79,492	72,763	65,905
Other Assets	329,886	352,629	335,699
Property, Plant and Equipment, Net	1,689,152	1,756,903	1,548,191
Trade Names and Goodwill, Net	2,316,940	2,189,948	2,024,925

Total Assets	$7,266,122	$7,261,825	$6,724,088

Liabilities and Stockholders' Equity
Current Liabilities:
Notes payable	$19,104	$23,492	$97,291
Accounts payable	501,259	342,406	376,596
Accrued compensation	124,660	126,970	113,373
Other accrued liabilities	936,146	781,122	892,481
Income taxes	145,183	73,122	—
Current portion of long-term debt	807,500	203,714	150,142

Total Current Liabilities	2,533,852	1,550,826	1,629,883
Long-term Debt	1,365,001	2,319,552	1,455,779
Other Noncurrent Liabilities	359,526	347,855	354,107
Deferred Income Taxes	73,685	93,165	85,655
Minority Interest	685	1,788	1,658
Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust	499,997	499,998	500,000
Stockholders' Equity:
Common stock, authorized shares, 800.0 million at $1.00 par value;
Outstanding shares:	282,376	282,174	282,026
2001—282.4 million
2000—282.2 million
1999—282.0 million
Treasury stock, at cost:	(408,457)	(407,456)	(2,760)
Shares held:
2001—15.6 million
2000—15.6 million
1999—0.1 million
Additional paid-in capital	219,823	215,911	213,112
Retained earnings	2,571,255	2,530,864	2,334,609
Accumulated other comprehensive loss	(231,621)	(172,852)	(129,981)

Total Stockholders' Equity	2,433,376	2,448,641	2,697,006

Total Liabilities and Stockholders' Equity	$7,266,122	$7,261,825	$6,724,088

See Footnotes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Equity and Comprehensive Income

	Common Stock	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Current Year Comprehensive Income (Loss)
	(In thousands, except per share data)
Balance at December 31, 1998	$281,747	$(21,607)	$204,709	$2,465,064	$(86,181)
Net income				95,437		$95,437
Other comprehensive income (loss):
Foreign currency translation adjustments					(48,045)	(48,045)
Unrealized gain on securities available for sale, net of $2.3 million tax					3,545	3,545
Reclassification adjustment for losses realized in net income, net of $0.4 million tax					700	700

Total comprehensive income						$51,637

Cash dividends:
Common stock, $0.80 per share				(225,774)
Exercise of stock options	279	16,316	7,699
Other		2,531	704	(118)

Balance at December 31, 1999	$282,026	$(2,760)	$213,112	$2,334,609	$(129,981)
Net income				421,575		$421,575
Other comprehensive income (loss):
Foreign currency translation adjustments					(41,670)	(41,670)
Unrealized loss on securities available for sale, net of $(0.7) million tax					(1,201)	(1,201)

Total comprehensive income						$378,704

Cash dividends:
Common stock, $0.84 per share				(225,083)
Exercise of stock options	148	(190)	1,495
Common stock repurchases		(402,962)
Other		(1,544)	1,304	(237)

Balance at December 31, 2000	$282,174	$(407,456)	$215,911	$2,530,864	$(172,852)
Net income				264,635		$264,635
Other comprehensive income (loss):
Foreign currency translation adjustments					(41,343)	(41,343)
Loss on derivative instruments, net of $(7.9) million tax					(13,987)	(13,987)
Minimum pension liability adjustment, net of $(2.8) million tax					(4,506)	(4,506)
Unrealized loss on securities available for sale, net of $(1.1) million tax					(2,138)	(2,138)
Reclassification adjustment for losses realized in net income, net of $1.8 million tax					3,205	3,205

Total comprehensive income						$205,866

Cash dividends:
Common stock, $0.84 per share				(223,998)
Exercise of stock options	202	(822)	3,696
Other		(179)	216	(246)

Balance at December 31, 2001	$282,376	$(408,457)	$219,823	$2,571,255	$(231,621)

See Footnotes to Consolidated Financial Statements.

FOOTNOTE 1

Significant Accounting Policies

        Principles of Consolidation:    The Consolidated Financial Statements include the accounts of Newell Rubbermaid Inc. and its majority owned subsidiaries (the "Company") after elimination of intercompany accounts and transactions.

        On March 24, 1999, Newell Co. ("Newell") completed a merger with Rubbermaid Incorporated ("Rubbermaid") in which Rubbermaid became a wholly owned subsidiary of Newell. Simultaneously with the consummation of the merger, Newell changed its name to Newell Rubbermaid Inc. The merger was accounted for as a pooling of interests and the financial statements have been restated to combine retroactively Rubbermaid's financial statements with those of Newell as if the merger had occurred at the beginning of the earliest period presented.

        Use of Estimates:    The preparation of these financial statements required the use of certain estimates by management in determining the Company's assets, liabilities, revenue and expenses and related disclosures. Actual results could differ from those estimates.

        Reclassifications:    Certain 2000 and 1999 amounts have been reclassified to conform with the 2001 presentation.

        Revenue Recognition:    Sales of merchandise and freight billed to customers, net of provisions for cash discounts, returns, customer discounts (such as volume or trade discounts), co-op advertising and other sales related discounts are recognized upon shipment to customers and when all substantial risks of ownership change. Staff Accounting Bulletin ("SAB") No. 101, which clarified the existing accounting rules for revenue recognition, did not impact the Company's net sales for any years presented. In conformity with SAB 101, revenue is recognized when all of the following circumstances are satisfied: pervasive evidence of an arrangement exists, the price is fixed or determinable, collection is reasonably assured and delivery has occurred.

        In August 2001, the Emerging Issues Task Force ("EITF") issued EITF No. 01-09 "Accounting for Consideration Given by Vendor to a Customer or a Reseller of Vendor's Product" which codified and reconciled the Task Force's consensuses in EITF 00-14 "Accounting for Certain Sales Incentives", EITF 00-22 "Accounting for Points and Certain Other Time Based Sales Incentives or Volume Based Sales Incentive Offers, and Offers of Free Products or Services to Be Delivered in the Future", and EITF 00-25 "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products". These EITF's prescribe guidance regarding the timing of recognition and income statement classification of costs incurred for certain sales incentive programs to resellers and end consumers. EITF No. 01-09 did not impact results of operations because the Company recognizes sales incentives upon recognition of revenue and classifies them as reductions of gross revenue and recognizes free goods as a cost of goods sold when shipped, both in accordance with the prescribed rules.

        In May 2000, the EITF issued EITF No. 00-10 "Accounting for Shipping and Handling Fees and Costs." EITF No. 00-10 requires that amounts billed to customers related to shipping and handling costs be classified as revenue and all expenses related to shipping and handling be classified as a cost of products sold. Historically, these revenues and costs had been netted together and deducted from gross sales to arrive at net sales. The net sales and cost of products sold have been restated for this change. The impact of this change increased net sales and cost of products sold by $286.1 million and $298.7 million for the years ended December 31, 2000 and December 31, 1999, respectively. There was no impact on gross income resulting from this change.

        Disclosures about Fair Value of Financial Instruments:    The Company's financial instruments include cash and cash equivalents, accounts receivable, notes payable, short and long-term debt and Company-

obligated Mandatorily Redeemable Convertible Securities of a Subsidiary Trust. The fair value of these instruments approximates carrying values due to their short-term duration, except as follows:

  Derivative Instruments: The fair value of the Company's derivative instruments is recorded in the Consolidated Balance Sheets and is described in more detail in Footnote 7.

  Long-term Debt: The fair value of the Company's long-term debt issued under the medium-term note program is estimated based on quoted market prices which approximate cost as of December 31, 2001. All other significant long-term debt is pursuant to floating rate instruments whose carrying amounts approximate fair value.

  Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust: The fair value of the $500.0 million company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust was $377.5 million at December 31, 2001, based on quoted market prices.

        Cash and Cash Equivalents:    Cash and highly liquid short-term investments having a maturity of three months or less.

        Allowances for Doubtful Accounts:    Allowances for doubtful accounts at December 31 totaled $57.9 million in 2001, $36.1 million in 2000 and $41.9 million in 1999. On January 22, 2002, one of the Company's largest customers filed for bankruptcy under Chapter 11 of the Bankruptcy Code. The Company increased bad debt provisions throughout 2001 to adequately reserve for this bankruptcy.

        Inventories:    Inventories are stated at the lower of cost or market value. Cost of certain domestic inventories (approximately 63%, 59% and 67% of total inventories at December 31, 2001, 2000 and 1999, respectively) was determined by the "last-in, first-out" ("LIFO") method; for the balance, cost was determined using the "first-in, first-out" ("FIFO") method. If the FIFO inventory valuation method had been used exclusively, inventories would have increased by $20.1 million, $15.9 million and $11.4 million at December 31, 2001, 2000 and 1999, respectively. Inventory reserves (excluding LIFO reserves) at December 31 totaled $117.3 million in 2001, $114.6 million in 2000 and $119.4 million in 1999. The components of net inventories were as follows:

December 31,	2001	2000	1999
	(In millions)
Materials and supplies	$223.2	$244.8	$240.0
Work in process	162.0	165.3	149.5
Finished products	728.6	852.5	645.3

	$1,113.8	$1,262.6	$1,034.8

        Other Long-term Investments:    The Company has a 49% ownership interest in American Tool Companies, Inc., a manufacturer of hand tools and power tool accessory products marketed primarily under the Vise-Grip® and Irwin® trademarks. This investment is accounted for on the equity method with a net investment of $79.5 million at December 31, 2001. The Company's share of undistributed earnings of the investment included in consolidated retained earnings was $43.9 million at December 31, 2001.

        Long-term Marketable Equity Securities:    Long-term marketable equity securities classified as available for sale are carried at fair value with adjustments to fair value reported separately, net of tax, as a component of accumulated other comprehensive income (and excluded from earnings). Gains and losses on the sales of long-term marketable equity securities are based upon the average cost of securities sold.

The Company sold all of its marketable equity securities in December 2001, and realized a $5.0 million pre-tax loss. Long-term marketable equity securities for prior years are summarized as follows:

December 31,	2000	1999
	(In millions)
Aggregate market value	$9.2	$10.8
Aggregate cost	11.0	10.6

Unrealized pre-tax (loss) gain	$(1.8)	$0.2

        Property, Plant and Equipment:    Replacements and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense. Depreciation expense is calculated to amortize, principally on the straight-line basis, the cost of the depreciable assets over their depreciable lives. Maximum useful lives determined by the Company are: buildings and improvements (20-40 years) and machinery and equipment (3-12 years). Property, plant and equipment consisted of the following:

December 31,	2001	2000	1999
	(In millions)
Land	$59.5	$60.7	$63.4
Buildings and improvements	732.5	736.1	691.3
Machinery and equipment	2,546.2	2,421.6	2,200.7

	3,338.2	3,218.4	2,955.4
Accumulated depreciation	(1,649.0)	(1,461.5)	(1,407.2)

	$1,689.2	$1,756.9	$1,548.2

        Trade Names and Goodwill:    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets" effective for fiscal years beginning after December 31, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized, but will be subject to periodic impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives. The statement also required business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill.

        Effective January 1, 2002, all amortization expense on goodwill and intangible assets with indefinite lives will stop. The Company anticipates that the application of the nonamortization provisions will increase annual net income by approximately $41.0 million or $0.15 per diluted share. During 2001 and the first quarter 2002, the Company performed the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. Subject to final analysis, the Company expects to record a pre-tax goodwill impairment charge of $500.0 million to $550.0 million in the first quarter of 2002.

        The cost of trade names and goodwill represents the excess of cost over identifiable net assets of businesses acquired. Prior to the adoption of FAS 141, the Company did not allocate such excess cost to trade names separate from goodwill, but allocated it to other identifiable intangible assets recorded in long-term Other Assets. Through the year ended December 31, 2001, trade names and goodwill were amortized over 40 years and other identifiable intangible assets were amortized over 5 to 20 years. Trade names and goodwill consisted of the following:

December 31,	2001	2000	1999
	(In millions)
Cost	$2,671.6	$2,485.8	$2,270.5
Accumulated amortization	(354.7)	(295.9)	(245.6)

	$2,316.9	$2,189.9	$2,024.9

        Other identifiable intangible assets (recorded in Other Assets) consisted of the following:

December 31,	2001	2000	1999
	(In millions)
Cost	$82.0	$96.1	$93.0
Accumulated amortization	(36.7)	(34.7)	(34.3)

	$45.3	$61.4	$58.7

        Long-Lived Assets:    Subsequent to acquisition, the Company periodically evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. If factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the relevant business' undiscounted net cash flow over the remaining life of the long-lived assets in measuring whether the carrying value is recoverable. An impairment loss would be measured by reducing the carrying value to fair value, based on a discounted cash flow analysis.

        In August 2001, the FASB issued FAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets." This statement established a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. The statement supersedes FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and amends the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30 related to the disposal of a segment of a business. The statement is effective for fiscal years beginning after December 15, 2001. The adoption of FAS No. 144 on January 1, 2002 will require separate presentation of the discontinued operations for the Company's pending divestiture of Anchor Hocking Glass ("Anchor"), as disclosed further in Footnote 2.

        Other Accrued Liabilities:    Customer accruals are promotional allowances and rebates given to customers in exchange for their selling efforts. The self-insurance accrual is primarily casualty liability such as workers' compensation, general and product liability and auto liability and is estimated based upon historical loss experience. Accrued liabilities included the following:

December 31,	2001	2000	1999
	(In millions)
Customer accruals	$253.3	$240.7	$296.6
Accrued self-insurance liability	107.2	99.9	92.0

        Foreign Currency Translation:    Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange in effect at fiscal year end. Income and expenses are translated at the average rates of exchange in effect during the year. The related translation adjustments are made directly to accumulated other comprehensive income. International subsidiaries operating in highly inflationary economies translate nonmonetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustment included in net income as other nonoperating

(income) expenses. Foreign currency transaction losses were $1.9 million, $1.9 million and $1.1 million in 2001, 2000 and 1999, respectively.

        Advertising Costs:    The Company expenses advertising costs as incurred, including cooperative advertising programs with customers. Total cooperative advertising expense was $196.8 million, $209.2 million and $205.3 million for 2001, 2000 and 1999, respectively. Cooperative advertising is recorded in the Consolidated Financial Statements as a reduction of sales because it is viewed as part of the negotiated price of products. All other advertising costs are charged to selling, general and administrative expenses and totaled $100.3 million, $80.0 million and $80.0 million in 2001, 2000 and 1999, respectively.

        Research and Development Costs:    Research and development costs relating to both future and present products are charged to selling, general and administrative expenses as incurred. These costs aggregated $67.2 million, $49.4 million and $49.9 million in 2001, 2000 and 1999, respectively.

        Earnings Per Share:    The calculation of basic and diluted earnings per share for the years ended December 31, 2001, 2000 and 1999, respectively, is shown below (in millions, except per share data):

	Basic Method	"In the Money" Stock Options(1)	Convertible Preferred Securities(2)	Diluted Method
2001
Net income	$264.6	—	—	$264.6
Weighted average shares outstanding	266.7	0.3	—	267.0
Earnings per share	$0.99			$0.99
2000
Net income	$421.6	—	—	$421.6
Weighted average shares outstanding	268.4	0.1	—	268.5
Earnings per share	$1.57			$1.57
1999
Net income	$95.4	—	—	$95.4
Weighted average shares outstanding	281.8	0.2	—	282.0
Earnings per share	$0.34			$0.34

(1)
The weighted average shares outstanding for 2001, 2000 and 1999 exclude the dilutive effect of approximately 3.9 million, 7.6 million and 4.2 million options, respectively, since such options had an exercise price in excess of the average market value of the Company's common stock during the respective years.

(2)
The convertible preferred securities are anti-dilutive in 2001, 2000 and 1999 and, therefore, have been excluded from diluted earnings per share. Had the convertible preferred shares been included in the diluted earnings per share calculation, net income would be increased by $16.8 million, $16.4 million and $16.3 million in 2001, 2000 and 1999, respectively, and weighted average shares outstanding would have increased by 9.9 million shares in all years.

        Comprehensive Income:    Comprehensive income and accumulated other comprehensive income encompass net income, net after-tax unrealized gains or losses on securities available for sale, foreign currency translation adjustments, net losses on derivative instruments and net minimum pension liability adjustments in the Consolidated Statements of Stockholders' Equity and Comprehensive Income. The following table displays the components of accumulated other comprehensive income or loss (in millions):

	After-tax Unrealized Gain (Loss) on Securities	Foreign Currency Translation Loss	After-tax Derivatives Hedging Loss	After-tax Minimum Pension Liability	Accumulated Other Comprehensive Loss
Balance at 12/31/98	$(4.1)	$(82.1)	$—	$—	$(86.2)
Current year change	4.2	(48.0)	—	—	(43.8)

Balance at 12/31/99	0.1	(130.1)	—	—	(130.0)
Current year change	(1.2)	(41.7)	—	—	(42.9)

Balance at 12/31/00	(1.1)	(171.8)	—	—	(172.9)
Current year change	1.1	(41.3)	(14.0)	(4.5)	(58.7)

Balance at 12/31/01	$—	$(213.1)	$(14.0)	$(4.5)	$(231.6)

FOOTNOTE 2

Acquisitions of Business

2001:

        The Company made only minor acquisitions in 2001, for $61.2 million in cash and $0.1 million of assumed debt.

2000:

        In 2000, the Company acquired the following:

Business Name	Business Description	Acquisition Date	Industry Segment
Mersch SA	Picture Frames	January 24	Calphalon/WearEver
Brio	Picture Frames	May 24	Calphalon/WearEver
Paper Mate/Parker	Writing Instruments	December 29	Parker/Eldon

        For these and for other minor acquisitions made in 2000, the Company paid $635.2 million in cash and assumed $15.0 million of debt.

1999:

        In 1999, the Company acquired the following:

Business Name	Business Description	Acquisition Date	Industry Segment
Ateliers 28	Drapery Hardware	April 2	Levolor/Hardware
Reynolds SA	Writing Instruments	October 18	Parker/Eldon
McKechnie plc consumer product division	Drapery Hardware, Window Fashions, Shelving & Hardware	October 29	Levolor/Hardware
Ceanothe Holding	Picture Frames	December 29	Calphalon/WearEver

        For these and for other minor acquisitions made in 1999, the Company paid $397.3 million in cash and assumed $45.1 million of debt.

        The transactions summarized above were accounted for as purchases; therefore, results of operations are included in the accompanying Consolidated Financial Statements since their respective acquisition dates. The acquisition costs for the 2001 acquisitions were allocated on a preliminary basis to the fair market value of the assets acquired and liabilities assumed. The Company's finalized integration plans may include exit costs for certain plants and product lines and employee termination costs. The final adjustments to the purchase price allocations are not expected to be material to the Consolidated Financial Statements. The preliminary purchase price allocations for the 2001 acquisitions and the finalized purchase price allocations for the 2000 and 1999 acquisitions resulted in trade names and goodwill of approximately $705.9 million.

        The Company began to formulate integration plans for the Paper Mate/Parker, Brio and Mersch SA acquisitions as of their respective dates of acquisition. The integration plans for these acquisitions were finalized during 2001 and resulted in integration plan liabilities of $67.9 million for facility and other exit costs, $32.6 million for employee severance and termination benefits and $3.4 million for other pre-acquisition contingencies. These reserves are primarily related to the closure of Paper Mate manufacturing facilities in California and integration of Paper Mate's European operations into existing Newell European writing instruments businesses. In addition, integration reserves were established for the closure of several Mersch and Brio facilities as these businesses are integrated into existing Newell European picture frame businesses. As of December 31, 2001, $32.4 million of integration plan reserves remain related to the 2000 and 1999 acquisitions.

        None of the 2001 acquisitions were included in the pro forma calculations because their effect was immaterial. The unaudited consolidated results of operations for the years ended December 31, 2001 and 2000 on a pro forma basis, as though the 2000 acquisitions of Mersch, Brio and Paper Mate/Parker had been acquired on January 1, 2000, are as follows (unaudited):

Year Ended December 31,	2001	2000
	(In millions, except per share amounts)
Net sales	$6,909.3	$7,489.7
Net income	264.0	382.5
Earnings per share (basic)	$0.99	$1.43

Mergers

        On March 24, 1999, the Company completed the Rubbermaid merger. The merger qualified as a tax-free exchange and was accounted for as a pooling of interests. Newell issued .7883 Newell Rubbermaid shares (those of the Company as a combined entity) for each outstanding share of Rubbermaid common stock. A total of 119.0 million shares (adjusted for fractional and dissenting shares) of the Company's common stock were issued as a result of the merger, and Rubbermaid's outstanding stock options were converted into options to purchase approximately 2.5 million Newell Rubbermaid common shares.

        No adjustments were made to the net assets of the combining companies to adopt conforming accounting practices or fiscal years other than adjustments to eliminate the accounting effects related to Newell's purchase of Rubbermaid's office products business ("Eldon") in 1997. Because the Newell Rubbermaid merger was accounted for as a pooling of interests, the accounting effects of Newell's purchase of Eldon have been eliminated as if Newell had always owned it.

        The following table presents a reconciliation of net sales and net income (loss) for Newell and Rubbermaid individually to those presented in the accompanying Consolidated Financial Statements:

Year Ended December 31,	1999
(In millions)
Net sales:
Newell	$4,146.8
Rubbermaid	2,565.0

$6,711.8

Net income (loss):
Newell	$285.2
Rubbermaid	(189.8)

$95.4

Pending Divestiture

        On June 18, 2001, the Company announced the sale of Anchor for $322.0 million. On January 14, 2002, the Federal Trade Commission ("FTC") filed a complaint challenging the legality of the sale of Anchor. The FTC believes the sale of Anchor to the current buyer could create a monopoly in the market for glassware in the foodservice industry. On January 21, 2002, the Company signed an amended agreement with the buyer to divest of Anchor, excluding the foodservice business, for $277.5 million. The Company is defending the restructured transaction. Annual net sales from Anchor (including the foodservice business) totaled $196.6 million, $206.7 million and $210.8 million for the years ended December 31, 2001, 2000 and 1999, respectively. Anchor is included in the Calphalon/WearEver segment.

        Effective January 1, 2002, the carrying amount of Anchor will be classified as held for sale in the Consolidated Balance Sheets in accordance with FAS No. 144. The results of operations for Anchor will be reported separately in the Consolidated Statements of Income as a discontinued operation. The expected gain from this divestiture will be recognized when the sale is finalized.

FOOTNOTE 3

Restructuring Costs

        Certain expenses incurred in the reorganization of the Company's operations are considered to be restructuring expenses. Pre-tax restructuring costs consisted of the following:

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Facility and other exit costs	$34.6	$14.0	$27.8
Employee severance and termination benefits	28.5	26.8	101.9
Exited contractual commitments	1.0	—	72.0
Rubbermaid transaction costs	—	—	39.9
Other	2.6	2.2	—

Recorded as Restructuring Costs	$66.7	$43.0	$241.6
Discontinued Product Lines (in Cost of Sales)	3.8	5.6	4.8

Total Costs Related to Restructuring Plans	$70.5	$48.6	$246.4

        Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management. An analysis of the Company's restructuring plan reserves is as follows (in millions):

	12/31/99 Balance	Provision	Costs Incurred*	12/31/00 Balance
Facility and other exit costs	$9.9	$19.6	$(17.7)	$11.8
Employee severance and termination benefits	0.6	26.8	(24.1)	3.3
Exited contractual commitments	7.4	—	(2.8)	4.6
Other	—	2.2	—	2.2

	$17.9	$48.6	$(44.6)	$21.9

	12/31/00 Balance	Provision	Costs Incurred*	12/31/01 Balance
Facility and other exit costs	$11.8	$38.4	$(30.1)	$20.1
Employee severance and termination benefits	3.3	28.5	(25.6)	6.2
Exited contractual commitments	4.6	1.0	(3.7)	1.9
Other	2.2	2.6	(4.8)	—

	$21.9	$70.5	$(64.2)	$28.2

*
Cash paid for restructuring activities was $49.7 million, $32.9 million and $145.5 million in 2001, 2000 and 1999, respectively.

        The facility and other exit cost reserves of $20.1 million at December 31, 2001 are primarily related to future minimum lease payments on a vacated Levolor/Hardware European facility and closure costs related to six additional facilities (one at Rubbermaid, one at Parker/Eldon, two at Levolor/Hardware and two at Calphalon/WearEver). Severance reserves of $6.2 million at December 31, 2001 are primarily related to payments to approximately 25 former Newell executives who are receiving severance payments under employment agreements. As of December 31, 2001, $1.9 million of reserves remain for restructuring charges recorded in 1999 for contractual commitments on abandoned Rubbermaid computer software. No other restructuring reserves remain from the 2000 and 1999 restructuring charges.

2001

        During 2001, the Company recorded pre-tax restructuring charges associated with the Company's strategic restructuring plan. The restructuring plan is intended to streamline the Company's supply chain to ensure its position as the low cost global provider throughout the Company's product portfolio. The plan consists of reducing worldwide headcount over the three years beginning in 2001, and includes consolidating duplicate manufacturing facilities. As part of this plan, the Company incurred employee severance and termination benefit costs for approximately 1,700 employees. Additionally, the Company incurred facility exit costs related primarily to the closure of 14 facilities (four at Rubbermaid, one at Parker/Eldon, six at Levolor/Hardware and three at Calphalon/WearEver).

2000

        During 2000, the Company recorded pre-tax restructuring charges related primarily to the continued Rubbermaid integration and plant closures in the Home Decor segment. The Company incurred employee severance and termination benefit costs related to approximately 700 employees terminated in 2000. Such costs included severance and government mandated settlements for facility closures at Rubbermaid Europe, change in control payments made to former Rubbermaid executives, employee terminations at the domestic Rubbermaid divisions and severance at the Home Decor segment. The Company incurred merger transaction costs related primarily to legal settlements for Rubbermaid's 1998 sale of a former division and other merger related contingencies resolved in 2000. Additionally, the Company incurred facility and other exit costs related primarily to the closure of five European Rubbermaid facilities, three window furnishings facilities as well as the exit of various Rubbermaid product lines.

1999

        During 1999, the Company recorded pre-tax restructuring charges related primarily to the integration of the Rubbermaid business into Newell. Merger transaction costs related primarily to investment banking, legal and accounting costs for the Newell/Rubbermaid merger. Employee severance and termination benefits related to approximately 750 employees terminated in 1999. Such costs included change in control payments made to former Rubbermaid executives and severance and termination costs at Rubbermaid's former headquarters, Rubbermaid Home Products division, Little Tikes division, Rubbermaid Commercial Products division and Newell divisions. Facility and other exit costs representing impaired Rubbermaid centralized computer software (abandoned as a result of converting Rubbermaid onto existing Newell centralized computer software) and costs related to discontinued product lines, the closure of seven Rubbermaid facilities, write-off of assets associated with abandoned projects and impaired assets and other exit costs.

FOOTNOTE 4

Credit Arrangements

        The Company has short-term foreign and domestic uncommitted lines of credit with various banks which are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to the discretion of the lender. The Company's uncommitted lines of credit do not have a material impact on the Company's liquidity. The following is a summary of borrowings under foreign and domestic lines of credit:

	December 31,
	2001	2000	1999
	(In millions)
Notes payable to banks:
Outstanding at year-end
—borrowing	$19.1	$23.5	$97.3
—weighted average interest rate	10.0%	8.6%	6.8%
Average for the year
—borrowing	$24.1	$61.1	$59.1
—weighted average interest rate	12.1%	7.7%	9.9%
Maximum outstanding during the year	$401.5	$178.0	$97.3

        The Company can also issue commercial paper (as described in Footnote 5 to the Consolidated Financial Statements), as summarized below:

	December 31,
	2001	2000	1999
	(In millions)
Commercial paper:
Outstanding at year-end
—borrowing	$707.5	$1,503.7	$718.5
—average interest rate	2.8%	6.6%	5.9%
Average for the year
—borrowing	$1,240.3	$987.5	$534.9
—average interest rate	4.1%	6.3%	5.2%
Maximum outstanding during the year	$1,603.3	$1,503.7	$807.0

FOOTNOTE 5

Long-term Debt

        The following is a summary of long-term debt:

	December 31,
	2001	2000	1999
	(In millions)
Medium-term notes	$1,012.5	$1,012.5	$859.5
Commercial paper	707.5	1,503.7	718.5
Preferred debt securities	450.0	—	—
Other long-term debt	2.5	7.1	27.9

Total debt	2,172.5	2,523.3	1,605.9
Current portion of long-term debt	(807.5)	(203.7)	(150.1)

Long-term Debt	$1,365.0	$2,319.6	$1,455.8

        The Company has a revolving credit agreement of $1,300.0 million that will terminate in August 2002. During 2000, the Company entered into a 364-day revolving credit agreement in the amount of $700.0 million. The 364-day revolving credit agreement terminated in October 2001. At December 31, 2001, there were no borrowings under the remaining $1,300.0 million revolving credit agreement.

        In lieu of borrowings under the Company's revolving credit agreement, the Company may issue commercial paper. The Company's revolving credit agreement provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Company's revolving credit agreement. At December 31, 2001, $707.5 million (principal amount) of commercial paper was outstanding. Because the backup revolving credit agreement expires in August 2002, the entire $707.5 million is classified as current portion of long-term debt.

        The revolving credit agreement permits the Company to borrow funds on a variety of interest rate terms. The agreement requires, among other things, that the Company maintain a certain Total Indebtedness to Total Capital Ratio and limits Subsidiary Indebtedness, as defined in the agreement. As of December 31, 2001, the Company was in compliance with this agreement.

        The Company had outstanding at December 31, 2001 a total of $1,012.5 million (principal amount) of medium-term notes. The maturities on these notes range from 3 to 30 years at an average interest rate of 6.34%. Of the outstanding amount of medium-term notes, $100.0 million is classified as current portion of long-term debt and $912.5 million is classified as long-term debt. A $779.5 million universal shelf registration statement became effective in July 1999. As of December 31, 2001, $449.5 million of Company debt and equity securities may be issued under the shelf registration statement.

        On September 18, 2001, the Company entered into an agreement with a financial institution creating a financing entity which is consolidated in the Company's financial statements. Under the agreement, the Company regularly enters into transactions with the financing entity to sell an undivided interest in the Company's trade receivables to the financing entity. In the quarter ended September 30, 2001, the financing entity issued $450.0 million in preferred debt securities to a financial institution. Those preferred debt securities must be retired or redeemed before the Company can have access to the financing entity's receivables. The receivables and the corresponding $450.0 million preferred debt issued by the subsidiary to the financial institution are recorded in the Consolidated Balance Sheets of the Company. The proceeds of this debt were used to pay down commercial paper issued by the Company. Because this debt matures in 2008, the entire amount is considered to be long-term debt. The provisions of the debt agreement allow the entire outstanding debt to be called upon certain events including the Company's debt rating falling below investment grade (Baa2; Moody's debt rating and BBB; Standard & Poor's debt rating), and certain levels of accounts receivable write-offs. As of December 31, 2001, the Company was in compliance with the agreement.

        The aggregate maturities of long-term debt outstanding are as follows:

December 31,	Aggregate Maturities
(In millions)
2002	$807.5
2003	415.5
2004	—
2005	22.0
2006	150.0
Thereafter	777.5

$2,172.5

FOOTNOTE 6

Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust

        The Company fully and unconditionally guarantees 10.0 million shares of 5.25% convertible preferred securities issued by a 100% owned finance subsidiary of the Company, which are callable at 103.15% of the liquidation preference, decreasing over time to 100% by December 2007. Each of these "Preferred Securities" is convertible into 0.9865 of a share of Company common stock, and is entitled to a quarterly cash distribution at the annual rate of $2.625 per share.

        The proceeds of the Preferred Securities were invested in $500.0 million of the Company 5.25% Junior Convertible Subordinated Debentures. The Debentures are the sole assets of the subsidiary trust, mature on December 1, 2027, bear interest at an annual rate of 5.25%, are payable quarterly and became redeemable by the Company beginning in December 2001. The Company may defer interest payments on the Debentures for a period of up to 20 consecutive quarters, during which period distribution payments on the Preferred Securities are also deferred. Under this circumstance, the Company may not declare or pay any cash distributions with respect to its common or preferred stock or debt securities that do not rank senior to the Debentures.

        As of December 31, 2001, the Company has not elected to defer interest payments. The $500.0 million of the Preferred Securities is classified as Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust in the Consolidated Balance Sheet.

FOOTNOTE 7

Derivative Financial Instruments

        At the beginning of 2001, the Company adopted FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Any changes in fair value of these instruments are recorded in the income statement or other comprehensive income. The impact of adopting FAS No. 133 on January 1, 2001 resulted in a cumulative after-tax gain of approximately $13.0 million, recorded in accumulated other comprehensive income. The cumulative effect of adopting FAS No. 133 did not materially impact the results of operations.

        The Company has limited involvement with derivative financial instruments and does not use them for trading purposes. Derivative financial instruments are used to manage certain interest rate and foreign currency risks. These instruments include interest rate swaps, long-term cross currency interest rate swaps, and short-term forward exchange contracts.

        The Company entered into several interest rate swap agreements, designated as cash flow hedging relationships, as a means to mitigate the risk of rising interest rates in future periods by converting certain floating rate debt instruments into fixed rate debt. Gains and losses on these instruments, to the extent that the hedge relationship has been effective, are deferred in other comprehensive income and recognized in interest expense over the period in which the Company recognizes interest expense on the related debt instrument. Any ineffectiveness on these instruments is immediately recognized in interest expense in the period that the ineffectiveness occurs. During 2001, the ineffectiveness related to these instruments was insignificant. The maximum length of time over which the Company is hedging its interest rate exposure through the use of interest rate swap agreements is seven years, and the Company expects approximately $10.9 million of losses, net of tax, deferred in other comprehensive income to be recognized in earnings over the 12 months ended December 31, 2002. At December 31, 2001, the Company had interest rate swaps with an outstanding notional principal amount of $372.0 million, with accrued interest payable of $1.6 million.

        The Company utilizes forward exchange contracts to manage foreign exchange risk related to both known and anticipated intercompany transactions and third-party commercial transaction exposures of one year duration or less. The Company also utilizes long-term cross currency interest rate swaps to hedge long-term intercompany transactions. The maturities on these long-term cross currency interest rate swaps range from three to five years. At December 31, 2001, the Company had long-term cross currency interest rate swaps with an outstanding notional principal amount of $337.3 million, with accrued interest receivable of $2.9 million.

        Gains and losses related to qualifying forward exchange contracts, which hedge intercompany transactions or third-party commercial transactions, are deferred in other comprehensive income with a corresponding asset or liability until the underlying transaction occurs and are considered to have a cash flow hedging relationship. The gains and losses reported in accumulated other comprehensive income will be reclassified to earnings upon completion of the underlying transaction being hedged. The net loss recognized in 2001 for matured cash flow forward exchange contracts was $1.0 million, which was recognized in the income statement. The Company estimates that $0.6 million of losses, net of tax, deferred in accumulated other comprehensive income will be recognized in earnings over the 12 months ending December 31, 2002.

        Derivative instruments used to hedge intercompany loans are marked to market with the corresponding gains or losses included in accumulated other comprehensive income and are considered to have a fair value hedging relationship. The net gain recognized in 2001 for forward exchange contracts and cross currency interest rate swaps was $2.2 million, which was recognized as part of interest income on the income statement.

        The following table summarizes the Company's short-term forward exchange contracts and long-term cross currency interest rate swaps in U.S. dollars by major currency and contractual amount. The "buy" amounts represent the U.S. equivalent of commitments to purchase foreign currencies, and the "sell" amounts represent the U.S. equivalent of commitments to sell foreign currencies according to the local needs of the subsidiaries. The contractual amounts of significant short-term forward exchange contracts and long-term cross currency interest rate swaps and their fair values as of December 31, 2001 were as follows:

	December 31,
	2001		2000
	Buy	Sell	Buy	Sell
	(In millions)
British Pounds	$174.9	$178.2	$1.6	$165.2
Canadian Dollars	207.8	31.6	149.4	24.0
Euro	43.7	232.2	0.2	350.2
Other	23.9	9.8	—	8.6

	$450.3	$451.8	$151.2	$548.0

Fair Value recorded in the Consolidated Balance Sheet	$440.0	$448.2	$146.9	$508.4

        The Company's short-term forward exchange contracts and long-term cross currency interest rate swaps do not subject the Company to risk due to foreign exchange rate movement, since gains and losses on these instruments generally offset gains and losses on the assets, liabilities, and other transactions being hedged. The Company does not obtain collateral or other security to support derivative financial instruments subject to credit risk, but monitors the credit standing of the counterparties.

FOOTNOTE 8

Leases

        The Company leases manufacturing and warehouse facilities, real estate, transportation, data processing and other equipment under leases which expire at various dates through the year 2013. Rent expense was $112.0 million, $102.9 million and $91.9 million in 2001, 2000 and 1999, respectively. Future minimum rental payments for operating leases with initial or remaining terms in excess of one year are as follows:

Year ending December 31,	Minimum Payments
(In millions)
2002	$56.6
2003	40.3
2004	28.6
2005	18.5
2006	12.2
Thereafter	24.1

$180.3

FOOTNOTE 9

Employee Benefit and Retirement Plans

        As of December 31, 2001, the Company continued to maintain various deferred compensation plans with varying terms. The total liability associated with these plans was $52.3 million, $49.2 million and $49.6 million as of December 31, 2001, 2000 and 1999, respectively. These liabilities are included in Other

Noncurrent Liabilities in the Consolidated Balance Sheet. These plans are partially funded with asset balances of $41.9 million, $39.6 million and $37.6 million as of December 31, 2001, 2000 and 1999, respectively. These assets are included in Other Noncurrent Assets in the Consolidated Balance Sheet.

        Effective January 1, 2002, the Company adopted a deferred compensation plan pursuant to which certain management and highly compensated employees are eligible to defer up to 50% of their regular compensation and up to 100% of their bonuses, and nonemployee board members are eligible to defer up to 100% of their directors compensation. The compensation deferred under this plan along with earnings is fully vested at all times.

        The Company has a Supplemental Executive Retirement Plan ("SERP"), which is a nonqualified defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees' years of service and compensation. The SERP is being funded through a trust agreement with the Northern Trust Company, as trustee, that owns life insurance policies on key employees. At December 31, 2001, 2000 and 1999, the life insurance contracts had a cash surrender value of $56.0 million, $44.1 million and $30.0 million, respectively. These assets are included in Other Noncurrent Assets in the Consolidated Balance Sheet. The amount of coverage is designed to provide sufficient reserves to cover all costs of the plan. The projected benefit obligation was $59.8 million, $57.1 million and $44.8 million at December 31, 2001, 2000 and 1999, respectively. The SERP liabilities are included in the pension table below; however, the Company's investment in the life insurance contracts are excluded from the table as they do not qualify as plan assets under FAS No. 87, Employers' Accounting for Pensions.

        The Company and its subsidiaries have noncontributory pension, profit sharing and contributory 401(k) plans covering substantially all of their foreign and domestic employees. Pension plan benefits are generally based on years of service and/or compensation. The Company's funding policy is to contribute not less than the minimum amounts required by the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended or local statutes to assure that plan assets will be adequate to provide retirement benefits. The Company's common stock comprised $56.6 million, $46.7 million and $48.7 million of noncontributory pension plan assets at December 31, 2001, 2000 and 1999, respectively.

        The Company's matching contributions to the profit sharing plans were $15.4 million, $14.5 million and $12.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

        In addition, several of the Company's subsidiaries currently provide retiree health care and life insurance benefits for certain employee groups.

        The following provides a reconciliation of benefit obligations, plan assets and funded status of the Company's noncontributory pension plans, SERP and postretirement benefit plans within the guidelines of FAS No. 132:

	December 31,
	Pension Benefits			Other Postretirement Benefits
	2001	2000	1999	2001	2000	1999
	(In millions)
Change in benefit obligation:
Benefit obligation at January 1	$740.9	$709.1	$691.1	$166.7	$196.3	$184.0
Service cost	38.9	29.0	25.4	3.3	3.6	3.5
Interest cost	54.9	48.9	50.1	12.5	12.9	12.6
Amendments	(1.2)	3.8	6.5	—	—	(0.5)
Actuarial (gain) loss	(15.9)	(0.7)	(59.6)	50.8	(31.4)	11.9
Acquisitions	79.8	—	50.4	—	—	1.7
Currency translation	(4.1)	(2.2)	(5.0)	—	—	—
Benefits paid from plan assets	(46.6)	(47.0)	(49.8)	(20.7)	(14.7)	(16.9)

Benefit obligation at December 31	$846.7	$740.9	$709.1	$212.6	$166.7	$196.3

Change in plan assets:
Fair value of plan assets at January 1	$888.3	$858.6	$713.8	$—	$—	$—
Actual return on plan assets	(176.0)	76.4	119.5	—	—	—
Acquisitions	83.8	—	62.3	—	—	—
Contributions	7.6	3.1	11.6	20.7	14.7	16.9
Currency translation	(0.6)	(2.8)	1.2	—	—	—
Benefits paid from plan assets	(46.6)	(47.0)	(49.8)	(20.7)	(14.7)	(16.9)

Fair value of plan assets at December 31	$756.5	$888.3	$858.6	$—	$—	$—

Funded Status:
Funded status at December 31	$(90.2)	$147.4	$149.5	$(212.6)	$(166.7)	$(196.3)
Unrecognized net loss (gain)	142.8	(110.7)	(118.9)	13.7	(38.6)	(8.0)
Unrecognized prior service cost	2.7	3.4	(0.9)	—	—	(0.2)
Unrecognized net asset	(1.1)	(2.2)	(3.3)	—	—	—

Net amount recognized	$54.2	$37.9	$26.4	$(198.9)	$(205.3)	$(204.5)

Amounts recognized in the Consolidated Balance Sheets:
Prepaid benefit cost(1)	$142.0	$110.0	$102.9	$—	$—	$—
Accrued benefit cost(2)	(98.6)	(78.2)	(80.9)	(198.9)	(205.3)	(204.5)
Intangible asset(1)	3.5	6.1	4.4	—	—	—
Accumulated other comprehensive loss	7.3	—	—	—	—	—

Net amount recognized	$54.2	$37.9	$26.4	$(198.9)	$(205.3)	$(204.5)

Assumptions as of December 31:
Discount rate	7.25%	7.5%	7.5%	7.25%	7.5%	7.5%
Long-term rate of return on plan assets	10.0%	10.0%	10.0%	—	—	—
Long-term rate of compensation
Long-term rate of compensation increase	5.0%	5.0%	5.0%	—	—	—
Health care cost trend rate	—	—	—	6.0%	6.0%	7.0-9.0%

(1)
Recorded in Other Noncurrent Assets

(2)
Recorded in Other Noncurrent Liabilities

        Net pension (income) expenses and other postretirement benefit expenses include the following components:

	Year Ended December 31,
	Pension Benefits			Other Postretirement Benefits
	2001	2000	1999	2001	2000	1999
	(In millions)
Service cost-benefits earned during the year	$33.2	$29.2	$30.9	$3.3	$3.6	$3.5
Interest cost on projected benefit obligation	53.7	49.5	50.9	12.5	12.9	12.6
Expected return on plan assets	(87.1)	(82.8)	(76.7)	—	—	—
Amortization of:
Transition asset	(1.4)	(1.9)	(1.2)	(1.5)	(1.1)	(0.2)
Prior service cost recognized	(1.1)	(0.5)	(0.4)	—	—	—
Actuarial (gain) loss	(0.3)	(1.3)	0.8	—	—	—

Net pension (income) expense	$(3.0)	$(7.8)	$4.3	$14.3	$15.4	$15.9

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets are as follows:

	December 31,
	2001	2000	1999
	(In millions)
Projected benefit obligation	$(443.0)	$103.7	$145.2
Accumulated benefit obligation	(404.1)	85.3	131.0
Fair value of plan assets	307.0	—	50.8

        Assumed health care cost trends have been used in the valuation of postretirement benefits. The trend rate is 6% in 2001, but will increase to 10% (for retirees under age 65) and 12% (for retirees over age 65) in 2002, declining to 6% for all retirees in 2009 and thereafter. The Company increased the medical care cost trend due to significant increases in actual medical costs.

        The health care cost trend rate significantly affects the reported postretirement benefit costs and obligations. A one percentage point change in the assumed rate would have the following effects:

	1% Increase	1% Decrease
	(In millions)
Effect on total of service and interest cost components	$1.8	$(1.6)
Effect on postretirement benefit obligations	17.5	(16.1)

FOOTNOTE 10

Stockholders' Equity

        At December 31, 2001, the Company's common stock consists of 800.0 million authorized shares with a par value of $1.00 per share.

        On February 7, 2000, the Company announced a stock repurchase program of up to $500.0 million of the Company's outstanding common stock. During 2000, the Company repurchased 15.5 million shares of its common stock at an average price of $26.00 per share, for a total cash price of $403.0 million under the program. The repurchase program remained in effect until December 31, 2000 and was financed through the use of working capital and commercial paper.

        Each share of common stock includes a stock purchase right (a "Right"). Each Right will entitle the holder, until the earlier of October 31, 2008 or the redemption of the Rights, to buy the number of shares of common stock having a market value of two times the exercise price of $200.00, subject to adjustment under certain circumstances. The Rights will be exercisable only if a person or group acquires 15% or more of voting power of the Company or announces a tender offer after which it would hold 15% or more of the Company's voting power. The Rights held by the 15% stockholder would not be exercisable in this situation.

        Furthermore, if, following the acquisition by a person or group of 15% or more of the Company's voting stock, the Company was acquired in a merger or other business combination or 50% or more of its assets were sold, each Right (other than Rights held by the 15% stockholder) would become exercisable for that number of shares of common stock of the Company (or the surviving company in a business combination) having a market value of two times the exercise price of the Right.

        The Company may redeem the Rights at $0.001 per Right prior to the occurrence of an event that causes the Rights to become exercisable for common stock.

FOOTNOTE 11

Stock Options

        The Company's stock option plans are accounted for under APB Opinion No. 25. As a result, the Company grants fixed stock options under which no compensation cost is recognized. Had compensation cost for the plans been determined consistent with FAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

	Year Ended December 31,
	2001	2000	1999
	(In millions, except per share data)
Net income:
As reported	$264.6	$421.6	$95.4
Pro forma	249.1	410.5	88.2
Diluted earnings per share:
As reported	$0.99	$1.57	$0.34
Pro forma	0.93	1.53	0.31

        Because the FAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

        The Company has authorized 16.1 million shares of common stock to be issued under various stock option plans. As of January 1, 2001, under the Company's primary 1993 Stock Option Plan, the Company could grant options for up to 13.3 million shares, of which the Company has granted 12.0 million options and canceled 2.4 million options through December 31, 2001. Under this plan, the option exercise price equals the common stock's closing price on the date of the grant, and options vest over a five-year period and expire ten years from the date of grant.

        The following summarizes the changes in the number of shares of common stock under option, including options to acquire common stock resulting from the conversion of options under pre-merger Rubbermaid option plans:

2001	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	8,045,499	$32
Granted	4,366,750	25
Exercised	(201,744)	19
Canceled	(2,297,144)	33

Outstanding at end of year	9,913,361	29

Exercisable at end of year	2,928,507	33
Weighted average fair value of options granted during the year	$7

        Options Outstanding at December 31, 2001:

Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$16.00-$24.99	3,123,007	$23	8
$25.00-$34.99	5,002,780	29	8
$35.00-$44.99	1,648,974	41	7
$45.00-$50.00	138,600	48	7

$16.00-$50.00	9,913,361	29	8

        Options Exercisable at December 31, 2001:

Range of Exercise Prices	Number Exercisable	Weighted Average Exercise Price
$16.00-$24.99	341,757	$20
$25.00-$34.99	1,523,968	30
$35.00-$44.99	985,622	40
$45.00-$50.00	77,160	48

$16.00-$50.00	2,928,507	33

2000	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	5,819,824	$35
Granted	3,485,263	28
Exercised	(97,005)	17
Canceled	(1,162,583)	36

Outstanding at end of year	8,045,499	32

Exercisable at end of year	3,215,464	33
Weighted average fair value of options granted during the year	$9
1999	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	4,353,147	$32
Granted	2,498,980	39
Exercised	(842,288)	30
Canceled	(190,015)	35

Outstanding at end of year	5,819,824	35

Exercisable at end of year	2,622,352	30
Weighted average fair value of options granted during the year	$15

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2001, 2000 and 1999, respectively: risk-free interest rate of 5.1%, 6.5% and 6.6%; expected dividend yields of 3.0%, 3.0% and 2.0%; expected lives of 9.0, 9.0 and 9.0 years; and expected volatility of 28%, 28% and 25%.

FOOTNOTE 12

Income Taxes

        The provision for income taxes consists of the following:

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Current:
Federal	$90.8	$154.8	$120.6
State	11.6	14.9	6.3
Foreign	23.3	34.4	18.2

	125.7	204.1	145.1
Deferred	25.5	59.8	(9.6)

	$151.2	$263.9	$135.5

        The non-U.S. component of income before income taxes was $69.9 million in 2001, $84.7 million in 2000 and $56.3 million in 1999.

        The components of the net deferred tax asset are as follows:

	December 31,
	2001	2000	1999
	(In millions)
Deferred tax assets:
Accruals not currently deductible for tax purposes	$173.5	$158.7	$198.0
Postretirement liabilities	76.2	81.8	80.5
Inventory reserves	48.3	42.2	28.4
Self-insurance liability	36.1	32.1	29.5
Foreign net operating losses	109.2	70.6	26.6
Amortizable intangibles	—	9.6	27.2
Other	12.2	—	6.0

	455.5	395.0	396.2

Deferred tax liabilities:
Accelerated depreciation	(135.4)	(139.6)	(157.5)
Prepaid pension asset	(42.0)	(38.8)	(33.7)
Amortizable intangibles	(9.2)	—	—
Other	(18.8)	(24.7)	(16.2)

	(205.4)	(203.1)	(207.4)

Net deferred tax asset	$250.1	$191.9	$188.8
Valuation allowance	(85.3)	(53.2)	(23.9)

Net deferred tax asset after valuation allowance	$164.8	$138.7	$164.9

        At December 31, 2001, the Company had the following net operating loss ("NOL") carryovers:

Country	Tax Benefit of NOL Carryover	Valuation Allowance	Expiration
	(In millions)
France	$37.1	$31.2	2005-2007
Germany	20.1	12.1	No expiration
Luxembourg	6.2	6.2	No expiration
Netherlands	6.6	4.3	No expiration
United Kingdom	26.8	21.7	No expiration
Other	12.4	9.8	No expiration

	$109.2	$85.3

        The Company generated losses in certain jurisdictions and legal entities for which management believes it is unlikely that such benefits will be realized and, therefore, provided a valuation allowance against such benefits. Approximately $17.4 million of the total net operating loss benefits relate to the acquisition of the Gillette Stationery Products Group in 2000. To the extent that these losses are utilized in the future, such benefits will reduce goodwill associated with this acquisition.

        The net deferred tax asset is classified in the Consolidated Balance Sheets as follows:

	December 31,
	2001	2000	1999
	(In millions)
Current net deferred income tax asset	$238.5	$231.9	$250.6
Noncurrent deferred income tax liability	(73.7)	(93.2)	(85.7)

	$164.8	$138.7	$164.9

        A reconciliation of the U.S. statutory rate to the effective income tax rate is as follows:

	Year Ended December 31,
	2001	2000	1999
	(In percent)
Statutory rate	35.0%	35.0%	35.0%
Add (deduct) effect of:
State income taxes, net of federal income tax effect	2.8	2.2	2.7
Nondeductible trade names and goodwill amortization	3.4	1.3	4.2
Nondeductible transaction costs	—	—	19.7
Foreign tax credit	(3.3)	(.5)	—
Foreign rate differential	5.1	.7	(.6)
Federal, state and foreign audit settlements and other	(6.6)	(.2)	(2.3)

Effective rate	36.4%	38.5%	58.7%

        No U.S. deferred taxes have been provided on the undistributed non-U.S. subsidiary earnings which are considered to be permanently invested. At December 31, 2001, the estimated amount of total unremitted non-U.S. subsidiary earnings is $72.7 million.

FOOTNOTE 13

Other Nonoperating Expenses (Income)

        Total other nonoperating expenses (income) consist of the following:

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Minority interest in income of subsidiary trust(2)	$26.7	$26.7	$26.8
Equity earnings(1)	(7.2)	(8.0)	(8.1)
Loss on sales of marketable equity securities	5.0	—	1.1
Gain on sale of business	(5.0)	—	—
Interest income	(3.9)	(5.5)	(9.9)
Currency transaction losses	1.9	1.9	1.1
Dividend income	(0.1)	(0.1)	(0.3)
Other	0.1	1.2	1.9

	$17.5	$16.2	$12.6

(1)
Primarily relates to the Company's investment in American Tool Companies, Inc., in which the Company has a 49% interest.

(2)
Expense from Convertible Preferred Securities (see Footnote 6).

FOOTNOTE 14

Industry Segment Information

        On April 2, 2001, the Company announced the realignment of its operating segment structure. This realignment reflects the Company's focus on building large consumer brands, promoting organizational integration and operating efficiencies and aligning the businesses with the Company's key account strategy. The five new segments have been named for leading worldwide brands in the Company's product portfolio.

The realignment streamlines what had previously been six operating segments. Based on this management structure, the Company's segment results are as follows (in millions):

	2001	2000	1999
Net Sales(1)(2)
Year Ended December 31,
Rubbermaid	$1,819.3	$1,946.5	$2,004.3
Parker/Eldon	1,673.5	1,288.0	1,218.0
Levolor/Hardware	1,382.6	1,455.0	1,400.6
Calphalon/WearEver	1,161.7	1,246.9	1,186.0
Little Tikes/Graco	872.2	998.3	902.9

	$6,909.3	$6,934.7	$6,711.8

Operating Income(3)
Year Ended December 31,
Rubbermaid	$169.2	$210.1	$70.9
Parker/Eldon	268.4	249.3	218.3
Levolor/Hardware	126.5	207.2	204.6
Calphalon/WearEver	120.1	172.9	201.3
Little Tikes/Graco	41.6	117.2	28.4
Corporate	(84.4)	(76.4)	(133.5)

	641.4	880.3	590.0
Restructuring Costs(4)	(70.5)	(48.6)	(246.4)

	$570.9	$831.7	$343.6

Identifiable Assets
December 31,
Rubbermaid	$1,094.6	$1,185.2	$1,177.1
Parker/Eldon	1,145.3	1,050.9	720.9
Levolor/Hardware	790.8	775.9	831.8
Calphalon/WearEver	787.4	849.3	825.9
Little Tikes/Graco	528.2	537.5	488.6
Corporate(5)	2,919.8	2,863.0	2,679.8

	$7,266.1	$7,261.8	$6,724.1

Capital Expenditures
Year Ended December 31,
Rubbermaid	$76.3	$144.1	$86.6
Parker/Eldon	48.2	42.2	24.9
Levolor/Hardware	26.6	16.0	18.1
Calphalon/WearEver	34.7	43.9	47.8
Little Tikes/Graco	38.8	48.2	17.7
Corporate	25.2	22.2	5.0

	$249.8	$316.6	$200.1

Depreciation and Amortization
Year Ended December 31,
Rubbermaid	$92.1	$81.1	$90.3
Parker/Eldon	54.5	34.0	35.7
Levolor/Hardware	29.3	24.3	22.4
Calphalon/WearEver	40.7	44.7	37.2
Little Tikes/Graco	32.6	30.7	29.2
Corporate	79.6	77.8	56.9

	$328.8	$292.6	$271.7

Geographic Area Information

	2001	2000	1999
Net Sales
Year Ended December 31,
United States	$5,040.6	$5,191.5	$5,135.4
Canada	299.5	308.9	275.6

North America	5,340.1	5,500.4	5,411.0
Europe	1,215.4	1,112.5	1,015.3
Central and South America(6)	263.4	289.0	253.8
All other	90.4	32.8	31.7

	$6,909.3	$6,934.7	$6,711.8

Operating Income
Year Ended December 31,
United States	$455.7	$643.4	$276.6
Canada	39.1	54.5	22.6

North America	494.8	697.9	299.2
Europe	47.4	77.2	4.5
Central and South America	17.9	53.2	43.6
All other	10.8	3.4	(3.7)

	$570.9	$831.7	$343.6

Identifiable Assets(7)
December 31,
United States	$5,067.8	$5,048.8	$4,813.3
Canada	118.0	139.9	157.1

North America	5,185.8	5,188.7	4,970.4
Europe	1,737.0	1,746.4	1,459.8
Central and South America	295.7	290.2	273.2
All other	47.6	36.5	20.7

	$7,266.1	$7,261.8	$6,724.1

(1)
Sales to Wal-Mart Stores, Inc. and subsidiaries amounted to approximately 15% of consolidated net sales in 2001, 2000 and 1999. Sales to no other customer exceeded 10% of consolidated net sales for any year.

(2)
All intercompany transactions have been eliminated.

(3)
Operating income is net sales less cost of products sold and selling, general and administrative expenses. Certain headquarters expenses of an operational nature are allocated to business segments and geographic areas primarily on a net sales basis. Trade names and goodwill amortization is considered a corporate expense and not allocated to business segments.

(4)
Restructuring costs are recorded as both Restructuring Costs and as part of Cost of Products Sold in the Consolidated Statements of Income (refer to Footnote 3 for additional detail.)

(5)
Corporate assets primarily include trade names and goodwill, equity investments and deferred tax assets.

(6)
Includes Argentina, Brazil, Colombia, Mexico and Venezuela.

(7)
Transfers of finished goods between geographic areas are not significant.

FOOTNOTE 15

Litigation

        The Company is involved in legal proceedings in the ordinary course of its business. These proceedings include claims for damages arising out of use of the Company's products, allegations of infringement of intellectual property, commercial disputes and employment matters as well as the environmental matters described below. Some of the legal proceedings include claims for punitive as well as compensatory damages, and a few proceedings purport to be class actions.

        As of December 31, 2001, the Company was involved in various matters concerning federal and state environmental laws and regulations, including matters in which the Company has been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as a potentially responsible party ("PRP") at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and equivalent state laws.

        In assessing its environmental response costs, the Company has considered several factors, including: the extent of the Company's volumetric contribution at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company's prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company's and other parties' status as PRPs is disputed.

        The Company's estimate of environmental response costs associated with these matters as of December 31, 2001 ranged between $14.2 million and $18.1 million. As of December 31, 2001, the Company had a reserve equal to $15.8 million for such environmental response costs in the aggregate. No insurance recovery was taken into account in determining the Company's cost estimates or reserve, nor do the Company's cost estimates or reserve reflect any discounting for present value purposes, except with respect to two long-term (30 year) operations and maintenance CERCLA matters which are estimated at present value.

        Because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility of additional sites as a result of businesses acquired, actual costs to be incurred by the Company may vary from the Company's estimates.

        Although management of the Company cannot predict the ultimate outcome of these legal proceedings with certainty, it believes that the ultimate resolution of the Company's legal proceedings, including any amounts it may be required to pay in excess of amounts reserved, will not have a material effect on the Company's Consolidated Financial Statements.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        Information regarding the directors of the Company is set forth in the proxy statement. See "Election of Directors."

        Information regarding the executive officers of the Company is set forth below:

Name	Age	Present Position With The Company
Joseph Galli, Jr.	43	President and Chief Executive Officer
William T. Alldredge	62	President—Corporate Development and Chief Financial Officer
Jeffery E. Cooley	49	Group President, Calphalon/WearEver Group
David A. Klatt	37	Group President, Rubbermaid and Little Tikes/Graco Groups
Robert S. Parker	56	Group President, Parker/Eldon Group
James J. Roberts	43	Group President, Levolor/Hardware Group
J. Patrick Robinson	43	Vice President—Controller
Timothy J. Jahnke	42	Vice President—Human Resources
Dale L. Matschullat	56	Vice President—General Counsel

        Joseph Galli, Jr. has been President and Chief Executive Officer of the Company since January 8, 2001. Prior thereto, he was President and Chief Executive Officer of VerticalNet, Inc. (an internet business-to-business company) from May 2000 until January 2001. From June 1999 until May 2000, he was President and Chief Operating Officer of Amazon.com (an internet business-to-consumer company). From 1980 until June 1999, he held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), culminating as President of Black and Decker's Worldwide Power Tools and Accessories Group.

        William T. Alldredge has been President—Corporate Development and Chief Financial Officer since January 2001. Prior thereto, he was President—International Business Development from December 1999 until January 2001. From August 1983 until December 1999, he was Vice President—Finance.

        Jeffery E. Cooley has been Group President of the Company's Calphalon/WearEver business segment since November 2000. Prior thereto, he was President of the Company's Calphalon division from 1990 through October 2000.

        David A. Klatt has been Group President of the Company's Rubbermaid and Little Tikes/Graco business segments since July 2001. From April 2001 to July 2001, he was Division President of Rubbermaid Home Products. Prior there to, he was Chief Operating Officer of AirClic Inc. (a web-based software and services platform company for the mobile information market) from March 2000 until March 2001. From September 1986 until March 2000, he held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), where he most recently served as Vice President/General Manager of the U.S. Consumer Division.

        Robert S. Parker has been Group President of the Company's Parker/Eldon business segment since August 1998. Prior thereto, he was President of Sanford Corporation, both before and after the Company acquired it in 1992, from October 1990 to August 1998.

        James J. Roberts has been Group President of the Company's Levolor/Hardware business segment since April 2001. Prior thereto, he served as President—Worldwide Hand Tools and Hardware at the

Stanley Works (a supplier of tools, door systems and related hardware) from September 2000 until March 2001. From July 1981 until September 2000, he held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), most recently as President Worldwide Accessories.

        J. Patrick Robinson has been Vice President—Controller since May 2001. Prior thereto, he was Chief Financial Officer of AirClic Inc. (a web-based software and services platform company for the mobile information market) from March 2000 until May 2001. From 1983 until March 2000, he held a variety of financial positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), until his appointment as Vice President of Finance, Worldwide Power Tools.

        Timothy J. Jahnke has been Vice President—Human Resources since February 2001. Prior thereto, he was President of the Anchor Hocking Specialty Glass division from June 1999 until February 2001. From 1995 until June 1999, he led the human resources department of the Company's Sanford division's worldwide operations.

        Dale L. Matschullat has been Vice President—General Counsel since January 2001. Prior thereto, he was Vice President-Finance, Chief Financial Officer and General Counsel from January 2000 until January 2001. From 1989 until January 2000, he was Vice President—General Counsel.

MARKET FOR REGISTRANT'S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

        The Company's common stock is listed on the New York and Chicago Stock Exchanges (symbol: NWL). As of December 31, 2001, there were 24,868 stockholders of record. The following table sets forth the high and low sales prices of the common stock on the New York Stock Exchange Composite Tape (as published in the Wall Street Journal) for the calendar periods indicated:

	2001		2000		1999
Quarters
	High	Low	High	Low	High	Low
First	$29.21	$23.38	$31.25	$21.50	$50.00	$36.38
Second	27.34	24.00	27.56	23.81	52.00	40.13
Third	25.40	21.20	28.50	21.94	47.69	27.19
Fourth	28.13	22.87	22.88	18.69	36.50	26.25

        The Company has paid regular cash dividends on its common stock since 1947. The quarterly cash dividend has been $0.21 per share since February 1, 2000, when it was increased from the $0.20 per share that had been paid since February 8, 1999. Prior to this date, the quarterly cash dividend paid was $0.18 per share since February 10, 1998.

        Information regarding the 5.25% convertible quarterly income preferred securities issued by a wholly owned subsidiary trust of the Company, which are reflected as outstanding in the Company's Consolidated Financial Statements as Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust, is included in Footnote 6 to the Consolidated Financial Statements.

SELECTED FINANCIAL DATA

        The following is a summary of certain consolidated financial information relating to the Company at December 31. The summary has been derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company included elsewhere in this report and the schedules thereto.

	2001(1)	2000(1)	1999(1)	1998		1997
	(In thousands, except per share data)
INCOME STATEMENT DATA
Net sales	$6,909,319	$6,934,747	$6,711,768	$6,493,172		$5,910,717
Cost of products sold	5,046,587	5,108,703	4,975,369	4,670,358		4,290,934

Gross Income	1,862,732	1,826,044	1,736,399	1,822,814		1,619,783
Selling, general and administrative expenses	1,168,240	899,424	1,104,491	967,916		838,877
Restructuring costs	66,683	43,010	241,581	115,154	(2)	21,500	(2)
Goodwill amortization	56,957	51,930	46,722	59,405		119,743	(3)

Operating Income	570,852	831,680	343,605	680,339		639,663
Nonoperating expenses (income):
Interest expense	137,453	130,033	100,021	100,514		114,357
Other, net	17,534	16,160	12,645	(237,148	)(4)	(19,284)

Net Nonoperating Expenses (Income)	154,987	146,193	112,666	(136,634)		95,073

Income before income taxes	415,865	685,487	230,939	816,973		544,590
Income taxes	151,230	263,912	135,502	335,139		222,973

Net Income	$264,635	$421,575	$95,437	$481,834		$321,617

Weighted average shares outstanding:
Basic	266,657	268,437	281,806	280,731		280,300
Diluted	267,048	268,500	281,978	291,883		281,138
Earnings per share:
Basic	$0.99	$1.57	$0.34	$1.72		$1.15
Diluted	$0.99	$1.57	$0.34	$1.70		$1.14
Dividends per share	$0.84	$0.84	$0.80	$0.76		$0.70
BALANCE SHEET DATA
Inventories, net	$1,113,797	$1,262,551	$1,034,794	$1,033,488		$902,978
Working capital(5)	316,800	1,329,541	1,108,686	1,278,768		1,006,624
Total assets	7,266,122	7,261,825	6,724,088	6,289,155		5,775,248
Short-term debt	826,604	227,206	247,433	101,968		258,201
Long-term debt, net of current maturities	1,365,001	2,319,552	1,455,779	1,393,865		989,694
Stockholders' equity	2,433,376	2,448,641	2,697,006	2,843,732		2,661,417

(1)
Supplemental data regarding 2001, 2000 and 1999 is provided in Item 7, Management's Discussion and Analysis of Results of Operations and Financial Condition.

(2)
The 1998 restructuring costs included $53.4 million for costs to exit business activities at five facilities, $45.8 million to write down impaired long-lived assets to their fair value and $16.0 million relating to employee severance and termination benefits. The 1997 Restructuring Costs included $16.0 million of charges recorded by Rubbermaid for impaired fixed assets, $4.1 million for employee terminations costs and $1.4 million for plant closures; an additional $15.7 million for product line discontinuance costs is recorded in Cost of Products Sold.

(3)
The 1997 goodwill amortization included an $81.0 million charge for the write-off of impaired assets.

(4)
The 1998 other nonoperating income included a $191.5 million gain on the sale of Black & Decker common stock and $59.8 million of gains on the sale of the Decora, Newell Plastics and Stuart Hall businesses.

(5)
Working capital is defined as Current Assets less Current Liabilities.

ACQUISITIONS OF BUSINESSES

2001, 2000 and 1999

        Information regarding businesses acquired in the last three years is included in Footnote 2 to the Consolidated Financial Statements.

1998

        On January 21, 1998, the Company acquired Curver Consumer Products. Curver is a manufacturer and marketer of plastic housewares products in Europe and operates as part of Rubbermaid Europe.

        On March 27, 1998, the Company acquired Swish Track and Pole from Newmond plc. Swish is a manufacturer and marketer of decorative and functional window furnishings in Europe and operates as part of Newell Window Fashions Europe.

        On May 19, 1998, the Company acquired certain assets of Century Products. Century is a manufacturer and marketer of infant products such as car seats, strollers and infant carriers and operates as part of the Graco/Century division.

        On June 30, 1998, the Company purchased Panex S.A. Industria e Comercio, a manufacturer and marketer of aluminum cookware products based in Brazil. Panex operates as part of the Mirro division.

        On August 31, 1998, the Company purchased the Gardinia Group, a manufacturer and supplier of window treatments based in Germany. Gardinia operates as part of Newell Window Fashions Europe.

        On September 30, 1998, the Company purchased the Rotring Group, a manufacturer and supplier of writing instruments, drawing instruments, art materials and color cosmetic products based in Germany. The writing and drawing instruments portion of Rotring operates as part of Sanford International. The art materials portion of Rotring operates as part of Sanford North America. The color cosmetic products portion of Rotring operates as a separate U.S. division, Cosmolab.

        For the acquisitions made in 1998, the Company paid $615.7 million in cash and assumed $99.5 million in debt. The finalized purchase price allocations for these acquisitions resulted in trade names and goodwill of approximately $387.1 million.

1997

        On March 5, 1997, the Company purchased the Rolodex business, a marketer of office products such as card files, personal organizers and paper punches, from Insilco Corporation. Rolodex was integrated into Eldon.

        On May 30, 1997, the Company acquired the Kirsch business, a manufacturer and distributor of drapery hardware and custom window coverings, from Cooper Industries Incorporated. The Kirsch North American operations were combined with Newell Window Furnishings and Levolor Home Fashions; the Kirsch European portion operates as part of Newell Window Fashions Europe.

        For the acquisitions made in 1997, the Company paid $514.2 million in cash and assumed $4.3 million in debt. The finalized purchase price allocations for these acquisitions resulted in trade names and goodwill of approximately $351.3 million.

QUARTERLY SUMMARIES

        Summarized quarterly data for the last three years is as follows (unaudited):

Calendar Year	1st	2nd	3rd	4th	Year
	(In thousands, except per share data)
2001
Net sales	$1,610,736	$1,724,653	$1,767,818	$1,806,112	$6,909,319
Gross income	391,776	453,535	489,575	527,846	1,862,732
Net income	38,421	72,007	83,470	70,737	264,635
Earnings per share:
Basic	.14	0.27	0.31	0.27	$0.99
Diluted	0.14	0.27	0.31	0.27	0.99
2000
Net sales	$1,628,979	$1,787,025	$1,756,372	$1,762,371	$6,934,747
Gross income(1)	408,397	486,588	468,268	462,791	1,826,044
Net income	76,220	128,015	122,999	94,341	421,575
Earnings per share:
Basic	0.28	0.48	0.46	0.35	$1.57
Diluted	0.28	0.48	0.46	0.35	1.57
1999
Net sales	$1,589,776	$1,671,635	$1,683,344	$1,767,013	$6,711,768
Gross income	423,308	420,806	444,570	447,715	1,736,399
Net (loss) income	(78,999)	30,054	72,737	71,645	95,437
(Loss) Earnings per share:
Basic	(0.28)	0.11	0.26	0.25	$0.34
Diluted	(0.28)	0.11	0.26	0.25	0.34

(1)
Quarterly gross income amounts differ from those disclosed in the Form 10-Q for each respective quarter due to the reclassification of restructuring charges related to discontinued product lines to conform with the 2001 presentation. Charges reclassified from Restructuring Costs to Cost of Products Sold in 2001 were (in thousands): $87, $888, $485 and $4,091 for the first, second, third and fourth quarters, respectively; the full year 2000 reclassification totaled $5,551.

APPENDIX
[Form of proxy card for holders of common stock of the Company]

NEWELL RUBBERMAID INC.
Proxy Solicited by the Board of Directors
for Annual Meeting of Stockholders to be held May 8, 2002

The undersigned hereby appoints William P. Sovey and Dale L. Matschullat, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL RUBBERMAID INC. to be held May 8, 2002, and at any adjournments thereof, on the following proposal:

    Election of directors.
    Nominees: Alton F. Doody, William D. Marohn and Raymond G. Viault

The proxies named above are authorized to vote in their discretion with respect to other matters that properly come before the Annual Meeting or any adjournment of the Annual Meeting. As of March 13, 2002, Newell Rubbermaid Inc. does not know of any such other matters to be presented at the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using either of the electronic means described on the reverse side.

SEE REVERSE SIDE

(FOLD AND DETACH HERE)

/x/	Please mark your vote as in this example.	[CONTROL NO.]

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the election of directors and.

The Board of Directors recommends a vote FOR the election of directors.

	FOR	WITHHOLD	For, except withhold from the following nominee(s):
Election of directors (See reverse)

Signature(s)	Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or guardian, please give full title as such.	The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

(FOLD AND DETACH HERE)

Newell Rubbermaid encourages you to take advantage of a convenient way to vote your shares electronically, by either telephone or the Internet.

– By Telephone. On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683). Listen to the recorded instructions, use the control number printed in the box in the upper right corner of this proxy card to access the system, and use your telephone key pad to vote.

– Through the Internet. Access the World Wide Web site "http://www.eproxyvote.com/nwl" and follow the instructions posted on the web site.

Your vote by telephone or through the Internet authorizes the proxies named on the front of this proxy card in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares by either of these electronic means, there is no need for you to mail back your proxy card. By signing this proxy card or voting by telephone or through the Internet, you acknowledge receipt of the Notice of Annual Meeting of Stockholders to be held May 8, 2002 and the Proxy Statement dated March 22, 2002.

        YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

QuickLinks

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2002
VOTING AT THE MEETING
  Date, Time and Place of the Meeting
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ELECTION OF DIRECTORS
  Information Regarding Board of Directors and Committees
  Compensation of Directors
  Audit Committee Report
EXECUTIVE COMPENSATION
  Summary
SUMMARY COMPENSATION TABLE
  Option Grants in 2001
OPTION GRANTS IN LAST FISCAL YEAR
  Option Exercises in 2001
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
  Pension and Retirement Plans
PENSION PLAN TABLE
  Employment Security and Other Agreements
  Executive Compensation Committee Report on Executive Compensation
EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN BENEFICIAL OWNERS
COMMON STOCK PRICE PERFORMANCE GRAPH
INDEPENDENT PUBLIC ACCOUNTANTS
  Audit Fees
  Financial Information Systems Design and Implementation Fees
  All Other Fees
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
ANNUAL REPORT
OTHER BUSINESS
  Exhibit A
NEWELL RUBBERMAID INC. Financial Statements and Related Information
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
  Results of Operations
  2001 versus 2000
  2000 versus 1999
  Liquidity and Capital Resources
  Sources
  Uses
  Critical Accounting Policies
  Recent Accounting Pronouncements
  Legal and Environmental Matters
  International Operations
  Market Risk
  Euro Currency Conversion
  Forward-Looking Statements
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA Management's Responsibility for Financial Statements
Consolidated Statements of Income
Consolidated Statements of Cash Flows
Consolidated Balance Sheets
Consolidated Statements of Stockholders' Equity and Comprehensive Income
  FOOTNOTE 1
  Significant Accounting Policies
  FOOTNOTE 2
  Acquisitions of Business
  Mergers
  Pending Divestiture
  FOOTNOTE 3
  Restructuring Costs
  FOOTNOTE 4
  Credit Arrangements
  FOOTNOTE 5
  Long-term Debt
  FOOTNOTE 6
  Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust
  FOOTNOTE 7
  Derivative Financial Instruments
  FOOTNOTE 8
  Leases
  FOOTNOTE 9
  Employee Benefit and Retirement Plans
  FOOTNOTE 10
  Stockholders' Equity
  FOOTNOTE 11
  Stock Options
  FOOTNOTE 12
  Income Taxes
  FOOTNOTE 13
  Other Nonoperating Expenses (Income)
  FOOTNOTE 14
  Industry Segment Information
  Geographic Area Information
  FOOTNOTE 15
  Litigation
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
SELECTED FINANCIAL DATA
ACQUISITIONS OF BUSINESSES
QUARTERLY SUMMARIES